                                                                     EXHIBIT 2.2

                                                                  EXECUTION COPY





                         SECURITIES PURCHASE AGREEMENT

                                By and Between

                           AVALON CABLE HOLDINGS LLC

                                      and

                           AVALON INVESTORS, L.L.C.

                                      and

                    AVALON CABLE OF MICHIGAN HOLDINGS, INC.

                                      and

                               AVALON CABLE LLC

                                      and

                      CHARTER COMMUNICATIONS HOLDINGS LLC

                                      and

                         CHARTER COMMUNICATIONS, INC.



                                 May 13, 1999
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                         SECURITIES PURCHASE AGREEMENT
                         -----------------------------

     This SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of May 13, 1999, by and among Avalon Cable Holdings, LLC, a Delaware limited liability company (the "Parent"), Avalon Investors, L.L.C., a Delaware limited liability company ("Avalon Investors" and together with Parent, the "Sellers"), Avalon Cable of Michigan Holdings, Inc., a Delaware corporation ("Michigan Holdings"), Avalon Cable LLC, a Delaware limited liability company (the "Company" and together with the Sellers and Michigan Holdings, the "Avalon Parties"), Charter Communications Holdings LLC, a Delaware limited liability company (the "Purchaser"), and Charter Communications, Inc., a Delaware corporation (the "Guarantor"). The Sellers, Michigan Holdings, the Company, the Purchaser and the Guarantor are sometimes referred to collectively herein as the "Parties" and each individually as a "Party".

     WHEREAS, Parent owns all of the issued and outstanding shares of common stock of Michigan Holdings, par value $.01 per share (the "Stock"), and an option (the "Option") to purchase all of the issued and outstanding Class B-1 Units of the Company (the"Class B-1 Units") from Avalon Cable of New England Holdings, Inc., a Delaware corporation ("New England Holdings"), at a price (the "Option Price") equal to $6,615,000;

     WHEREAS, Michigan Holdings, through its ownership of all of the issued and outstanding stock of Avalon Cable of Michigan, Inc. ("Cable Michigan"), indirectly owns all of the issued and outstanding Class B-2 Units of the Company (the "Class B-2 Units" and together with the Class B-1 Units, the "Class B Units");

     WHEREAS, Avalon Investors owns all of the issued and outstanding Class A Units of the Company (the "Class A Units" and together with the Class B Units, the "Units");

     WHEREAS, the Units which are owned directly or indirectly by the Sellers, represent all of the issued and outstanding equity interests of the Company;

     WHEREAS, the Purchaser wishes to purchase from the Sellers, and the Sellers wish to sell to the Purchaser, all of the outstanding equity interests of the Company;

     WHEREAS, in order to give effect to the purchase and sale described in the immediately preceding recital, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers (such purchase and sale being the "Purchase and Sale"), the Stock, the Option and the Class A Units (together the "Purchased Securities"), all subject to the terms and conditions set forth herein; and

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent and Purchaser have executed and delivered an escrow agreement, in the form of the attached Exhibit A, among them and the escrow agent named therein (as in effect from time to time, including any successor agreement, the "Pre-Closing Escrow Agreement"), and Purchaser has agreed to deliver by May 18, 1999 to such escrow agent, as agent (together with any successor thereto under the Pre-Closing Escrow Agreement, the "Pre-Closing Escrow Agent"), cash in the amount of $50,000,000, which cash amount Purchaser may replace with a letter of credit in the face amount of $50,000,000 (the "Letter of Credit") as provided in the

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Pre-Closing Escrow Agreement, as security for the performance of Purchaser's obligations under this Agreement.

     NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

                                   ARTICLE I

                          DEFINITIONS, INTERPRETATION
                          ---------------------------

     Section 1.1 Certain Defined Terms. Capitalized terms used herein and not otherwise defined, shall have the following meanings:

     "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries. controls, is controlled by, or is under common control with such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

     "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which any Avalon Company or any Avalon Subsidiary is or has been a member.

     "Agreement" has the meaning so forth in the first paragraph hereof.

     "Applicable Percentage" has the meaning set forth in Section 7.1(vi).

     "Avalon Companies" means, collectively, Michigan Holdings and the Company.

     "Avalon Investors" has the meaning set forth in the first paragraph hereof.

     "Avalon Parties" has the meaning set forth in the first paragraph hereof.

     "Avalon Percentage" means 98.462%.

     "Avalon Subsidiaries" means the Subsidiaries of the Company and Cable Michigan.

     "Balance Sheet" means the consolidated balance sheet as of the Balance Sheet Date of the Company and the consolidated Avalon Subsidiaries set forth in the Form S-4.

     "Balance Sheet Date" means December 31, 1998.

     "Bank Facility" means the Senior Credit Agreement dated as of November 5, 1998 by and among certain of the Avalon Subsidiaries, Lehman Brothers Inc., Fleet Bank, N.A.,

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Union Bank of California, N.A. and Lehman Commercial Paper Inc., as in effect from time to time.

     "Base Purchase Price" means $832,000,000.

     "Basic Service" has the meaning set forth in Section 4.17(a).

     "Basic Subscriber" has the meaning set forth in Section 4.17(a).

     "Benefit Arrangement" means any employment, severance or similar contract or arrangement (whether or not written and whether applicable to one or more individuals) or any plan, policy, fund, program or contract or arrangement (whether or not written and whether applicable to one or more individuals) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, fringe benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan,
(ii) is entered into, maintained, administered or contributed to by the Avalon Companies or the Avalon Subsidiaries, and (iii) covers any employee or former employee of the Avalon Companies or any ERISA Affiliate.

     "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

     "Capital Plan" means the capital expenditure plan that is attached to
Schedule 4.8.

     "Cable Act" means the Cable Television Consumer Protection and Competition Act of 1992, as amended and the FCC rules and regulations promulgated thereunder.

     "Cable Michigan" means Avalon Cable of Michigan, Inc., a Pennsylvania corporation.

     "CERCLA" means the federal Comprehensive Environmental Response, Compensation. and Liability Act.

     "Class A Units" has the meaning set forth in the recitals.

     "Class B Unit" has the meaning set forth in the recitals.

     "Class B-1 Units" has the meaning set forth in the recitals.

     "Class B-2 Units" has the meaning set forth in the recitals.

     "Closing" has the meaning set forth in Section 2.2.

     "Closing Date" has the meaning set forth in Section 2.2.

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     "Code" means the Internal Revenue Code of 1986, as amended.

     "Communications Act" means the Communications Act of 1934, as amended.

     "Company" has the meaning set forth in the first paragraph hereof.

     "Company's LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of the Company dated as of March 26, 1999 (as in effect from time to time).

     "Confidential Information" means any information concerning the businesses and affairs of the Avalon Companies and the Avalon Subsidiaries that is not already generally available to the public.

     "Confidentiality Agreement" means that certain confidentiality agreement dated as of April 26, 1999, by and between Parent and Purchaser, as in effect from time to time.

     "Copyright Act" means the 1976 Copyright Act, as amended.

     "Copyright Office" means the United States Copyright Office.

     "Disclosure Schedule" means the disclosure schedules delivered by the Sellers to the Purchaser on the date hereof and attached hereto. Any exceptions to the representations and warranties described in the Disclosure Schedule shall apply to each section of the representations and warranties identified and any other sections to which it is reasonably apparent, based on the nature and language of the relevant description, that such exceptions relate.

     "Employee Plan" means any "employee benefit plan", as defined in Section 3(3) of ERISA that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by the Avalon Companies or the Avalon Subsidiaries, and (iii) covers any employee or former employee of the Avalon Companies or the Avalon Subsidiaries.

     "Enforceability Exception" means applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, and general principles of equity.

     "Environmental Laws" means any federal, state, and local laws, judicial decisions. regulations, rules, judgments, orders, decrees, permits, licenses, agreements and governmental restrictions (including, without limitation, CERCLA and RCRA) relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other hazardous substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other hazardous substances or wastes or the clean-up or other remediation thereof.

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     "Environmental Liabilities" means any and all liabilities of the named entity, which arise under or relate to matters covered by Environmental Laws and relate to actions occurring or conditions existing on or prior to the Closing Date, and includes fines, penalties, and costs of correcting any compliance deficiencies, and obligations for site cleanup or investigation or cleanup resulting from the disposal, release or threatened release of hazardous substances, pollutants, contaminants, or wastes.

     "Equity Securities" of any Person means (i) any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred. common or otherwise, and including any stock appreciation, contingent interest or similar right) and (ii) any option, warrant, security or other right (including debt securities) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly any stock interest, participation or security described in clause (i) above.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any entity which, together with any Avalon Company or Avalon Subsidiary, would be treated as a single employer under Section 414(b) or (c) of the Code.

     "Escrow Adjustment Amount" has the meaning set forth in Section 2.8(b).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Exercise Notice" has the meaning set forth in Section 2.4.

     "FCC" means the Federal Communications Commission.

     "FCC Licenses" has the meaning set forth in Section 4.17(l).

     "FCC Rules and Regulations" means the rules and regulations of the FCC under the Communications Act.

     "Financial Statements" has the meaning set forth in Section 4.7.

     "Form S-4" has the meaning set forth in Section 4.6.

     "Franchise" means a written "franchise" within the meaning of Section 602(9)of the Cable Communications Policy Act of 1984 (47 U.S.C. Section 522(9)).

     "Franchising Authorities" has the meaning that term is given by Section 602(10) of the Cable Communications Policy Act of 1984 (47 U.S.C. Section 522(10)).

                                       5
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     "Funded Debt" means, without duplication, all obligations under indebtedness for borrowed money, all obligations under capital leases, notes payable, guaranties and drafts accepted representing extensions of credit.

     "GAAP" means generally accepted accounting principles as in effect in the United States on the date of this Agreement applied on a basis consistent with the Financial Statements.

     "Hazardous substance" means waste, material, substance, pollutant, contaminant, or other matter regulated by or pursuant to any Environmental Law, including without limitation any substance that is a "hazardous substance" under CERCLA, any substance that is a "hazardous waste" under RCRA or any pesticide, toxic chemical, petroleum product or byproduct, asbestos or polychlorinated biphenyl.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder.

     "ICE Agreement" means the Asset Purchase Agreement dated as of the date hereof among the Purchaser, the Guarantor and Interlake Cablevision Enterprises Holdings, LLC, as amended from time to time.

     "IRS" means the United States Internal Revenue Service.

     "Knowledge" means (i) with respect to the Avalon Parties, the actual knowledge of the Persons listed on Schedule 1.1(a) after reasonable inquiry and not any constructive or imputed knowledge of any such Person or any of such Person's affiliates, stockholders, members, officers or any other employee of any of such Persons, and (ii) with respect to the Purchaser, means actual knowledge of the Persons listed on Schedule 1.1(b) and not any constructive or imputed knowledge of any such Person or any of such Person's affiliates, officers or other employees.

     "Lien" means, with respect to any asset, any lien, claim, charge, restriction, pledge, mortgage, conditional sale, option, security interest, encumbrance or other condition adversely affecting title or other ownership interest in respect of such asset.

     "Material Adverse Effect" means a material adverse effect on the business, assets, operations or financial condition of the Avalon Companies and Avalon Subsidiaries, taken as a whole (other than those arising from general economic or industry-wide events or occurrences), or on the ability of the Avalon Parties or the Purchaser to perform their material obligations under this Agreement.

     "Material Breach" means a breach of any provision of this Agreement that prevents the satisfaction of any Closing condition that has not been waived (or causes such a condition not to be satisfied).

     "Members Agreement" has the meaning set forth in Section 10.12.

     "Michigan Holdings" has the meaning set forth in the first paragraph hereof.

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     "MVPD" means a distributor of cable television services, multichannel multi-point distribution service, direct broadcast satellite service or television receive-only satellite programming, who makes available for purchase, by subscribers or customers, multiple channels of video programming, other than persons distributing such services only to multiple dwelling unit or other commercial customers (including hotels, motels, resorts, hospitals, dormitories, prisons, restaurants, bars and similar establishments).

     "Multiemployer Plan" means any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, (A) which the Avalon Companies or any Avalon Subsidiary maintains or contributes to, or with respect to which the Avalon Companies or any Avalon Subsidiary has any liability or potential liability and (B) which covers any current or former employee of any Avalon Company or Avalon Subsidiary.

     "New England Holdings" has the meaning set forth in the recitals.

     "Option" has the meaning set forth in the recitals.

     "Option Price" has the meaning set forth in the recitals.

     "Ordinary Course" means the ordinary course of business consistent with past custom and practice (including with respect to quantity, frequency and amount).

     "Parent" has the meaning set forth in the first paragraph of this Agreement.

     "Parent Account" has the meaning set forth in Section 2.3.

     "Party" or "Parties" has the meaning set forth in the first paragraph hereof.

     "Permitted Liens" means (i) materialmen's, mechanics', carriers', workmen's, warehousemen's, repairmen's, and other like Liens arising in the Ordinary Course for payments which are not material in amount, and deposits to obtain the release of such Liens; (ii) Liens for current Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; (iii) Liens securing the payment of Funded Debt and related obligations, and (iv) other Liens or minor imperfections of title that do not materially impair the conduct of the Avalon Companies or Avalon Subsidiaries' business or the use or value of any material assets.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Employee Pension Benefit Plans and Employee Welfare Benefit Plans.

     "Post-Closing Escrow Agent" means the escrow agent named in the Post-Closing Escrow Agreement, including any successor thereto.

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     "Post-Closing Escrow Agreement" means the Post-Closing Escrow Agreement to be entered into as of the Closing Date, substantially in the form attached hereto as Exhibit B.

     "Post-Closing Escrow Fund" means the Escrow Adjustment Amount held under the Post-Closing Escrow Agreement.

     "Pre-Closing Escrow Agent" has the meaning set forth in the recitals.

     "Pre-Closing Escrow Agreement" has the meaning set forth in the recitals.

     "Pre-Closing Escrow Fund" means $50,000,000 held pursuant to the Pre-Closing Escrow Agreement, whether in cash or as a Letter of Credit.

     "Pre-Closing Period" means any taxable period ending on or before the Closing Date.

     "Proprietary Rights" means all (i) patents, patent applications, patent disclosure and inventions (whether patentable or unpatentable and whether or not reduced to practice), (ii) trademarks, service marks, trade dress, trade names, logos, slogans, corporate names and Internet domain names, and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works, and registrations and applications for registration thereof, (iv) computer software, data bases and documentation, and (v) trade secrets and other information (including ideas, formulae and compositions), know-how, processes, techniques, research and development information, drawings, specifications, designs, plans, proposals, data, financial, business and marketing plans and customer and supplier lists and information.

     "Purchase and Sale" has the meaning set forth in the recitals.

     "Purchase Price" has the meaning set forth in Section 2.3.

     "Purchased Securities" has the meaning set forth in the recitals.

     "Purchaser" has the meaning set forth in the first paragraph hereof.

     "RCRA" means the federal Resource Conservation and Recovery Act.

     "Scheduled Agreements" has the meaning set forth in Section 4.17(b).

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Sellers" has the meaning set forth in the first paragraph hereof.

     "Stock" has the meaning set forth in the recitals.

     "Subsidiary" as to any Person, means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the

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board of directors or other persons performing similar functions are directly or indirectly owned by such Person.

     "Subsidiary Securities" has the meaning set forth in Section 4.5(b).

     "Systems" means the cable television systems owned by the Avalon Subsidiaries.

     "Tax" means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, medicare, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (ii) liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

     "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

     "Termination Date" has the meaning set forth in Section 8.1(ii).

     "Title IV Plan" means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan.

     "Transactions" has the meaning set forth in Section 2.5.

     "Units" has the meaning set forth in the recitals.

     "Year 2000 Plan" has the meaning set forth in Section 4.20.

     "Year 2000 Problem" has the meaning set forth in Section 4.20.

     Section 1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words "herein," "hereto," "hereof' and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word "including" means "including, but not limited to"; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa, and (iv) words importing the singular shall also include the plural, and vice versa.

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                                  ARTICLE II

                   PURCHASE AND SALE OF SECURITIES:  CLOSING
                   -----------------------------------------

     Section 2.1 Transfer of Purchased Securities. Upon the terms and subject to the conditions contained herein, Sellers shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall acquire at the Closing, the Purchased Securities.

     Section 2.2 Closing Date; Delayed Closing. The closing of the purchase and sale of Purchased Securities pursuant to this Agreement (the "Closing") will occur at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York, at 10:00 a.m. on the later of (x) the fifth (5th) Business Day after all of the conditions to closing set forth in Article VII (other than those that will be satisfied by deliveries at the Closing) are either satisfied or duly waived and (y) November 8, 1999. Notwithstanding the foregoing, if, on the date for the Closing, any condition specified in Article VII has not been satisfied (and will not be satisfied by the delivery of documents or tender of payment by the Parties at the Closing) or waived by Purchaser or Sellers, as the case may be, then the date for the Closing will be extended to any date specified by Purchaser to Sellers, or by Sellers to Purchaser, with not less than five (5) Business Days' prior notice (subject to Purchaser's and Sellers' respective conditions to Closing being satisfied or waived on such specified date). The date upon which the Closing actually occurs is referred to herein as the "Closing Date".

     Section 2.3 Consideration for Purchased Securities. Upon the terms and subject to the conditions contained herein, as consideration for the purchase of the Purchased Securities, Purchaser shall pay to Parent, as agent for the Sellers and subject to Section 10.12, an amount (the "Purchase Price") equal to the Base Purchase Price less an amount equal to the Option Price less the amount of any adjustments required to be made pursuant to Section 2.7. At the Closing, the Purchaser will pay the Purchase Price in the following manner:

          (i) an amount (the "Closing Cash Payment") equal to the Base Purchase Price less the sum of (x) the Option Price and (y) the Escrow Adjustment Amount, will be paid by wire transfer of immediately available funds to an account (the "Parent Account") designated by Parent not less than two (2) Business Days prior to Closing; and

          (ii) the amount of the Escrow Adjustment Amount will be paid by wire transfer of immediately available funds to such bank account as the Post-Closing Escrow Agent shall designate. After the Closing, the Post-Closing Escrow Agent will hold and release such funds in accordance with the terms and conditions of the Post-Closing Escrow Agreement and Section 2.8. For the avoidance of doubt, the Post-Closing Escrow Fund shall be used only for the purposes set forth in Section 2.8(d).

     Section 2.4 Related Transactions. At the Closing, immediately following the transfer described in Section 2.1, the Purchaser shall exercise the Option by delivering to New England Holdings an exercise notice (the "Exercise Notice") substantially in the form attached hereto as Exhibit B and paying the Option Price to the Parent (for the account of New England Holdings) by wire transfer of immediately available funds to the Parent Account. Effective as of the Closing, Purchaser shall cause all amounts then due under the Bank Facility (including

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

all prepayment premiums, penalties or other like charges) to be paid in full with the effect that the Bank Facility and related documentation shall be terminated effective as of the Closing, or in the alternative, shall cause all defaults and events of default under the Bank Facility and related documentation arising from the consummation of the Transactions to be waived and the Parent and New England Holdings to be released from all liabilities and obligations thereunder. If the Bank Facility is not so terminated, the Liens created by the Bank Facility and related documentation shall not result in a breach of any representation or warranty set forth herein.

     Section 2.5 Closing Deliveries by Sellers. To effect the transactions referred to in Sections 2.1 and 2.4 (the "Transactions"), Sellers shall, on the Closing Date, deliver to Purchaser the following:

          (i) certificates evidencing the Stock, free and clear of any and all Liens, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank;

          (ii) assignments evidencing the transfer of the Option from Parent to Purchaser, the transfer of the Class B-1 Units by New England Holdings to Purchaser and the transfer of the Class A Units from Avalon Investors to Purchaser, in each case free and clear of any and all Liens;

          (iii) copies of all consents, approvals, releases, and waivers from governmental authorities and other third parties which have been obtained; and

          (iv) all other documents required to be delivered by the Seller pursuant to Article VII hereof not specifically mentioned above in this
     Section 2.5.

All instruments and documents executed and delivered to Purchaser pursuant hereto shall be in form and substance, and shall be executed in a manner reasonably satisfactory to Purchaser and its counsel.

     Section 2.6 Closing Deliveries by Purchaser. To effect the Transactions, Purchaser shall, on the Closing Date, deliver the following:

          (i) the Closing Cash Payment and the Escrow Adjustment Amount, each in accordance with Section 2.3; and

          (ii)  the Option Price and Exercise Notice, each in accordance with
     Section 2.4; and

          (iii) all other documents required to be delivered by the Purchaser pursuant to Article VII hereof not specifically mentioned above in this
     Section 2.6.

All instruments and documents executed and delivered to Sellers pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Parent and its counsel.

     Section 2.7  Purchase Price Adjustments.

          (a) Closing Subscribers. If the number of Closing Subscribers is less than 258,000, the Purchase Price shall be decreased by an amount equal to the Avalon Percentage of the product of (x) 258,000 minus the number of Closing Subscribers multiplied by (y) $3,275.1938. For purposes of this Agreement, "Closing Subscribers" means (i) the total number of Basic Subscribers for all of the Systems as of the last day of the month immediately preceding the Closing plus (ii) the total number of "Basic Subscribers" as defined under Section 4.17 of the ICE Agreement as of the last day of the month immediately preceding the Closing.

          (b) Closing Net Liabilities. The Purchase Price shall be decreased by the amount of the Closing Net Liabilities. For purposes of this Agreement, "Closing Net Liabilities" means:

               (i) without duplication, the principal amount and any accrued but unpaid interest (i.e., the accreted value in the case of any notes issued at a discount) as of the Closing Date in respect of the Funded Debt (including the Bank Facility), if any, of the Avalon Companies or Avalon Subsidiaries as of the Closing Date (exclusive of any prepayment or repayment premium, penalty or other charge); minus

               (ii)  Working Capital if such number is greater than zero; plus

               (iii) the absolute value of Working Capital if such number is less than zero.

          (c) Certain Definitions and Procedures. For the purposes of, and subject to the other provisions of, this Section 2.7(b):

               (i) "Working Capital" means Current Assets as of 12:01 a.m. (local time) on the Closing Date minus Current Liabilities as of 12:01 a.m. (local time) on the Closing Date.

               (ii) "Current Assets" means the total current assets of the Avalon Companies and Avalon Subsidiaries determined on a combined, consolidated basis and without duplication in accordance with GAAP, except as otherwise provided in this Section 2.7(c); provided, for the purposes of determining accounts receivable under this definition, accounts receivable that consist of subscriber receivables that as of the Closing Date are: (i) less than sixty (60) days old shall be valued at ninety-nine percent (99%) of the face value thereof; (ii) at least sixty (60) days but less than ninety (90) days old shall be valued at seventy-five percent (75%) of the face value thereof; and (iii) ninety (90) days old or older shall be valued at zero; and provided further, that for purposes of determining accounts receivable for advertising ("Advertising Receivables") under this definition of Current Assets, Advertising Receivables as of the Closing Date shall be valued at 100% of the face value thereof as reported by the service company handling advertising for the Company and the Avalon Subsidiaries. For purposes of the foregoing, accounts receivable for subscriber receivables and Advertising Receivables shall be determined without regard to any allowance for doubtful accounts or bad debt reserves. In addition, for the purpose of determining accounts receivable aging for subscriber receivables under this definition, the parties agree to use the aging stated on the billing report generated in the ordinary course on the date closest to the Closing Date (whether such report is generated before or after the Closing Date) to determine the aging of any account receivable for a subscriber and to use the actual billing date as the beginning point for the determination of the aging of any other account receivable. For the avoidance of doubt, Current Assets shall not include inventory or work-in-progress.

          (iii) "Current Liabilities" means the total current liabilities of the Avalon Companies and Avalon Subsidiaries, including, without limitation, vacation pay, determined on a combined, consolidated basis and without duplication (including without duplication of any amount described in Section 2.7(b)(i)) in accordance with GAAP, except as otherwise provided in this Section 2.7(c).

          (iv) For purposes of the definitions of "Current Assets" and "Current Liabilities," (A) deferred taxes shall not be included, (B) income taxes for any tax period that begins before the Closing Date and ends on or after the Closing Date shall be included as a liability equal to the amount of the liability that would be shown on a Tax Return as if each Avalon Company's and Avalon Subsidiary's tax year ended on the Closing Date, and
     (C) income taxes payable shall exclude all taxes arising from any actions taken at the request of the Purchaser pursuant to Section 6.11.

     Section 2.8  Purchase Price Adjustment Procedures.

          (a) Estimate. No later than six (6) Business Days prior to the date scheduled for the Closing, Parent shall prepare and deliver to Purchaser a written report (the "Preliminary Closing Statement") setting forth Parent's estimates of Closing Net Liabilities and Closing Subscribers, determined in accordance with Section 2.7, and the Purchase Price, as adjusted pursuant to Section 2.7. The Preliminary Closing Statement shall be prepared by Parent in good faith and shall be certified by Parent to be its good faith estimate of the Closing Net Liabilities, Closing Subscribers and Purchase Price, as adjusted, as of the date thereof together with a work sheet showing the calculation thereof. Parent shall make available to Purchaser such information as Purchaser shall reasonably request relating to the matters set forth in the Preliminary Closing Statement. If Purchaser does not agree with the Closing Net Liabilities, Closing Subscribers or Purchase Price set forth in the Preliminary Closing Statement, then on or prior to the third (3/rd/) Business Day prior to the date scheduled for the Closing, Purchaser may deliver to Parent a written report (the "Preliminary Dispute Notice") setting forth in reasonable detail Purchaser's good faith estimates of any amount set forth in the Preliminary Closing Statement with which Purchaser disagrees. In the case of any such estimated amount set forth in the Preliminary Dispute Notice, Parent and Purchaser shall endeavor in good faith to agree prior to the Closing on the appropriate amount of such estimates to be used in calculating the Closing Cash Payment.

          (b) Escrow Adjustment Amount. If Parent and Purchaser agree on the estimates described in Section 2.8(a) or if Purchaser does not deliver a Preliminary Dispute Notice, the "Escrow Adjustment Amount" shall equal $10,000,000. If Parent and Purchaser do not agree on the amounts set forth in the Preliminary Dispute Notice, if any, by the Business Day immediately prior to the date scheduled for the Closing, then the "Escrow Adjustment Amount" shall equal $10,000,000 plus the amount, if any, by which (x) the Purchase Price as adjusted in accordance with Section 2.7 giving effect to the estimates set forth in the Preliminary Closing Statement (with any changes thereto mutually agreed to by Purchaser and Parent) exceeds (y) the Purchase Price as adjusted in accordance with Section 2.7 giving effect to the estimates set forth in the Preliminary Dispute Notice (with any changes agreed to by Purchaser and Parent).

          (c) Final Closing Statement. Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Parent a written report (the "Final Closing Statement") setting forth Purchaser's final determination of Closing Net Liabilities, Closing Subscribers and Purchase Price to the extent not previously agreed upon pursuant to Section 2.8(a), determined in accordance with Section 2.7 and in accordance with the methodologies and the accounting policies and practices described in
     Section 2.7. The Final Closing Statement shall be prepared by Purchaser in good faith and shall be certified by Purchaser to be, as of the date prepared, its good faith determination of the Closing Net Liabilities, Closing Subscribers and Purchase Price, as so adjusted as applicable. Purchaser shall allow Parent and its agents access at all reasonable times after the Closing Date to copies of the books, records and accounts of the Avalon Companies and Avalon Subsidiaries and make available to Parent such information as Parent reasonably requests to allow Parent to examine the accuracy of the Final Closing Statement. Within thirty (30) days after the date that the Final Closing Statement is delivered by Purchaser to Parent, Parent shall complete its examination thereof and may deliver to Purchaser a written report setting forth any proposed adjustments to any amounts set forth in the Final Closing Statement; provided, however, that if Purchaser does not comply with its obligations pursuant to the preceding sentence, such thirty (30) day period shall run from the day after the date on which Purchaser complies with such obligations. After submission of the Final Closing Statement, Purchaser shall have no right to raise further adjustments in its favor and after submission of Parent's report of any proposed adjustments, Parent shall have no right to raise further adjustments in its favor. If Parent notifies Purchaser of its acceptance of the amounts set forth in the Final Closing Statement, or if Parent fails to deliver its report of any proposed adjustments within the period specified in the second preceding sentence, the amounts set forth in the Final Closing Statement shall be conclusive, final and binding on the parties as of the last day of such period. Purchaser and Parent shall use good faith efforts to resolve any dispute involving the amounts set forth in the Final Closing Statement. If Parent and Purchaser fail to agree on any amount set forth in the Final Closing Statement within fifteen (15) days after Purchaser receives Parent's report pursuant to this Section 2.8(c), then Parent and Purchaser shall retain the firm of Ernst & Young LLP (or its successor)(the "Referee") to make the final determination, under the terms of this Agreement, of any amounts under dispute. The Referee shall endeavor to resolve the dispute as promptly as practicable and the Referee's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. The costs and expenses of the Referee and its services rendered pursuant to this Section 2.8(c) shall be borne one-half by Purchaser and one-half by Parent.

          (d)  Payment of Purchase Price Adjustments

          (i) Within three (3) Business Days after the amount of the Purchase Price is finally determined pursuant to this Section 2.8 (such amount being the "Final Purchase Price"), Purchaser and Parent shall direct the Post-Closing Escrow Agent to pay from the Post-Closing Escrow Fund (x) if and to the extent, if any, the Final Purchase Price exceeds the Closing Cash Payment, the amount of such excess to Parent (as agent for the Sellers and subject to Section 10.12) and (y) the balance thereof, if any, to Purchaser. To the extent the Final Purchase Price exceeds the Closing Cash Payment by more than the amount of the Post-Closing Escrow Fund, Purchaser shall promptly (and in no event later than 3 Business Days after the Purchase Price is finally determined) pay to Parent (as agent for the Sellers and subject to Section 10.12) the remainder thereof, but not in excess of $10,000,000. The Parties agree that the Post-Closing Escrow Fund shall be Purchaser's sole and exclusive source for any adjustments to the Purchase Price after the Closing and that neither Seller nor any other Person shall have any liability to Purchaser to the extent the Closing Cash Payment exceeds the Final Purchase Price.

          (ii) Any interest that has accrued on the Post-Closing Escrow Fund shall be paid to the Purchaser and the Parent pro rata based on the payment of the Post-Closing Escrow Fund to each of them pursuant to the subsection
     (i) above. Such interest payment shall be made with the payments otherwise required under this Section 2.8(d) or an soon thereafter as practicable.

          (iii) All payments to the Parent under this Section 2.8(d) shall be made by wire transfer of immediately available funds to the Parent Account and all payments to the Purchaser under this Section 2.8(d) shall be made by wire transfer of immediately available funds to an account designated by the Purchaser.

     Section 2.9 Escrow Deposit. On or prior to May 18, 1999, Purchaser shall deliver $50,000,000 in cash to the Pre-Closing Escrow Agent to be held as the Pre-Closing Escrow Fund under the Pre-Closing Escrow Agreement.

     Section 2.10 Guarantee. The Guarantor shall cause the Purchaser (and any other Person to whom this Agreement may be assigned as permitted hereunder) to perform all of their obligations hereunder on a timely basis.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------
                               REGARDING SELLERS
                               -----------------

     Parent and, as to itself and its Purchased Securities, Avalon Investors represent and warrant to Purchaser that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the Disclosure Schedule.

     Section 3.1 Organization. Each Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

     Section 3.2 Authority. Each Seller has all the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by each Seller of, the performance of each Seller under, and the consummation by each Seller of the Transactions have been duly and validly authorized by all action by or on behalf of each Seller. This Agreement constitutes the valid and legally binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except as the same may be limited by Enforceability Exceptions.

     Section 3.3 Breach. The execution and delivery of this Agreement by the Sellers does not, and the consummation of the Transactions by the Sellers will not, (i) violate or conflict with the Certificate of Formation or limited liability company agreement (as in effect from time to time) of each Seller,
(ii) constitute a material breach or default of, or give rise to any third-party right of termination, cancellation, modification or acceleration under, any agreement, understanding or undertaking to which either Seller is a party or by which either Seller is bound, or give rise to any Lien on any of the Purchased Securities or the Class B Units (other than in favor of Purchaser), or (iii) subject to obtaining the approvals and making the filings described in Section
3.4 hereof, constitute a material violation of any statute, law, ordinance, rule, regulation, judgment, decree, order or writ of any judicial, arbitral, public, or governmental authority having jurisdiction over the Sellers or any of the Purchased Securities.

     Section 3.4 Consents and Approvals. Neither the execution and delivery of this Agreement by the Sellers nor the consummation of the Transactions by the Sellers will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except
(i) for filings required under the Exchange Act, (ii) for notification pursuant to the HSR Act and expiration or termination of the waiting period thereunder,
(iii) for notices to, or consents and waivers from, the relevant Franchising Authorities in connection with a change of control of the holders of the Franchises of the Avalon Companies and Avalon Subsidiaries, and the FCC in connection with a change of control of the holders of the FCC Licenses, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not be, and would not reasonably be expected to be, material.

     Section 3.5  Purchased Securities.

          (a) The Stock. Parent holds of record and owns beneficially all of the Stock, free and clear of any restrictions on transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands (other than restrictions under the Securities Act and state securities laws or that will be terminated effective as of the Closing or are described in Section 3.4). Parent is not a party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer, or otherwise dispose of the Stock (other than this Agreement). Parent is not a party to any voting trust, proxy, or other agreement or understanding with respect to the Stock that will not be terminated effective as of the Closing.

          (b) Class A Units. Avalon Investors holds all right, title and interest in and to the Class A Units, free and clear of any restrictions on transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands (other than restrictions under the Securities Act and state securities laws or that will be terminated effective as of the Closing or are described in Section 3.4). Avalon Investors is not a party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer, or otherwise dispose of the Class A Units (other than this Agreement). Avalon Investors is not a party to any voting trust, proxy, or other agreement or understanding (other than the Company's LLC Agreement or the Members Agreement) with respect to the Class A Units that will not be terminated effective as of the Closing.

          (c) The Option. Parent holds all right title and interest in and to the Option, free and clear of any restrictions on transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands (other than restrictions under the Securities Act and state securities laws or that will be terminated effective as of the Closing or are described in Section 3.4). Parent is not a party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer, or otherwise dispose of the Option (other than this Agreement) that will not be terminated effective as of the Closing. There are no Liens or restrictions which would prohibit Parent from transferring (or impose any liability on any Person in connection with the transfer of ) the Option to Purchaser at the Closing.

          (d) Class B-1 Units. New England Holdings holds all right, title and interest in and to the Class B-1 Units, free and clear of any restrictions on transfer Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands (other than the restrictions under the Securities Act and state securities laws or that will be terminated effective as of the Closing or are described in Section 3.4). New England Holdings is not a party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer, or otherwise dispose of the Class B-1 Units (other than the Option). Avalon Investors is not a party to any voting trust, proxy, or other agreement or understanding (other than Company's LLC Agreement) with respect to the Class B-1 Units that will not be terminated effective as of the Closing.

          (e) All Equity Interests in the Company. After the consummation of the Transactions, Purchaser will hold (directly or indirectly) all right, title and interest in and to all equity interests in the Company, free and clear of any restrictions on transfer, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands (other than (i) restrictions arising under the Securities Act and/or state securities laws, or under any Franchise or FCC License, and (ii) Liens not existing prior to the Closing resulting from the ownership of the Purchased Securities by Purchaser).

                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------
                        REGARDING THE AVALON COMPANIES
                        ------------------------------

     Parent represents and warrants to Purchaser that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the Disclosure Schedule.

     Section 4.1 Organization, Requisite Power, Authority and Qualification. Each of the Avalon Companies is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all the requisite power to carry on its business as now conducted. Each of the Avalon Companies is duly qualified to do business as a foreign corporation or company and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, with such exception as would not have a material and adverse effect on the Avalon Companies and Avalon Subsidiaries taken as a whole. The Avalon Companies have heretofore delivered to Purchaser true and complete copies of the Certificate of Incorporation and Bylaws or Certificate of Formation and limited liability company agreement of each of the Avalon Companies. Each of the Avalon Parties has all the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Avalon Parties, enforceable against each of the Avalon Parties in accordance with its terms, except as the same may be limited by Enforceability Exceptions. The execution and delivery by each of the Avalon Parties of, the performance of each of the Avalon Parties under, and the consummation by each of the Avalon Parties of the Transactions have been duly and validly authorized by all action by or on behalf of each of the Avalon Parties.

     Section 4.2 No Breach. Except as set forth on Schedule 4.2, neither the execution and delivery of this Agreement by the Avalon Companies nor the consummation of the Transactions by the Avalon Companies will (i) violate or conflict with the Certificate of Incorporation or Bylaws or the Certificate of Formation or limited liability company agreement of any Avalon Company or Avalon Subsidiary, or (ii) constitute a material breach or default of or give rise to any third-party right of termination, suspension, cancellation, modification or acceleration under, any material agreement, understanding or undertaking to which any Avalon Company or Avalon Subsidiary is a party or by which it is bound, or give rise to any Lien on any of their properties, or (iii) subject to obtaining the approvals and making the filings described in Section 4.3 hereof, constitute a material violation of any statute, law, ordinance, rule, regulation, judgment, decree, order or writ of any judicial, arbitral, public, or governmental authority having jurisdiction over the Avalon Companies or Avalon Subsidiaries or any of their properties or assets.

     Section 4.3 Consents and Approvals. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement by the Avalon Companies nor the consummation of the Transactions by the Avalon Companies require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or any other Person, except (i) for filings required under the Exchange Act, (ii) for notification pursuant to, and expiration or termination of the waiting period under, the HSR Act,

(iii) for notices to, or consents or waivers from, the relevant Franchising Authorities in connection with a change of control of the holders of the Franchises of the Avalon Companies and Avalon Subsidiaries, and the FCC in connection with a change of control of the holders of the FCC Licenses and (iv) where the failure to obtain such consents, approvals, authorizations or permits or to make such filings or notifications, would not be, or would not reasonably be expected to be, material.

     Section 4.4 Capitalization of the Avalon Companies. The authorized, issued and outstanding Equity Securities of the Avalon Companies are set forth in
Schedule 4.4. All of the issued and outstanding Equity Securities of the Avalon Companies are duly authorized, validly issued, fully paid and non-assessable, and are free and clear of any preemptive rights, restrictions on transfer or Liens (other than (i) restrictions arising under the Securities Act and/or state securities laws or any Franchise or FCC License, (ii) those that will be terminated effective as of the Closing Date, (iii) Liens not existing prior to the Closing resulting from the ownership of the Purchased Securities by Purchaser or (iv) those described in Section 4.3). There are no outstanding options, warrants or other rights of any kind to acquire any additional Equity Securities of the Avalon Companies (other than the Option), nor is any Avalon Company committed to issuing any such option, warrant, right or security.

     Section 4.5  Avalon Subsidiaries.

          (a) Each of the Avalon Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of Delaware (other than Cable Michigan which is duly organized, validly existing and in good standing under the laws of Pennsylvania). Each of the Avalon Subsidiaries has all requisite power to carry on its business as now being conducted. Each Avalon Subsidiary is duly qualified to do business as a foreign organization and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. All Avalon Subsidiaries and their respective jurisdictions of organization are as set forth in Schedule 4.5(a). Other than marketable securities and the Subsidiary Securities, the Avalon Companies and Avalon Subsidiaries do not have any investments in any other Person.

          (b) All of the outstanding Equity Securities of each Avalon Subsidiary (collectively, the "Subsidiary Securities") are duly authorized, validly issued and (in the case of any corporate Avalon Subsidiary) fully paid and non-assessable, are owned by the Company, directly or indirectly, and are free and clear of any preemptive rights, restrictions on transfer, Liens, options, warrants, voting agreements, trusts, purchase rights, contracts, commitments, equities, claims, demands, or other arrangements or understandings, except for (i) restrictions arising under the Securities Act and/or state securities laws or any Franchise or FCC License, (ii) Liens not existing prior to the Closing resulting from the ownership of the Purchased Securities by the Purchaser, or (iii) restrictions that will be terminated at the Closing. There are no outstanding obligations of any Avalon Company or any Avalon Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

     Section 4.6  SEC Filings.

          (a) The Sellers have delivered to Purchaser (i) the Form S-4 (the "Form S-4") which the Company filed with the SEC dated March 31, 1999, and
     (ii) all of the other reports, statements, schedules and registration statements of any of the Avalon Companies or the Avalon Subsidiaries filed with the SEC thereafter.

          (b) As of its filing date each such report or statement filed pursuant to the Exchange Act complied in all material respects with the applicable requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act as of the date such statement or amendment became effective complied in all material respects with the applicable requirements of the Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section 4.7 Financial Statements. The audited financial statements of the Avalon Companies included in the Form S-4 (the "Financial Statements") are in all material respects in accordance with the books and records of the Avalon Companies and Avalon Subsidiaries and were prepared in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Avalon Companies and Avalon Subsidiaries as of the date thereof and their consolidated results of operations and cash flows for the period then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). Except as set forth in the Financial Statements or on Schedule 4.7, none of the Avalon Companies or Avalon Subsidiaries have any Funded Debt other than that which, pursuant to its terms, can be repaid at Closing without the incurrence of any premium, penalty or other charge.

     Section 4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8, as reflected in the pro forma financial statements included in the Form S-4 or as otherwise permitted by this Agreement, since the Balance Sheet Date, the Avalon Companies and the Avalon Subsidiaries have conducted their business in the Ordinary Course in all material respects and there has not been (except as contemplated by this Agreement) without the consent of Purchaser:

          (i)  any event or occurrence which has had a Material Adverse Effect;

          (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of Equity Securities of any Avalon Company, or any repurchase, redemption or other acquisition by any Avalon Company of any outstanding Equity Securities of the Avalon
     Companies:

          (iii) any termination or failure to renew, or any written threat (that was not subsequently withdrawn) to terminate or fail to renew any Franchise or Scheduled Agreement;

          (iv)  any merger with or consolidation with any other Person;

          (v) any amendment of any material term of any outstanding security of the Avalon Companies;

          (vi) any creation or assumption by the Avalon Companies or Avalon Subsidiaries of any Lien (other than Permitted Liens) on any material asset;

          (vii) any making of any loan, advance or capital contributions to or investment in any Person other than advances to employees in the Ordinary Course and loans, advances or capital contributions to or investments in the Avalon Subsidiaries made in the Ordinary Course;

          (viii) any damage, destruction or other casualty loss (to the extent not covered by insurance) affecting the business or assets of the Avalon Companies or Avalon Subsidiaries in excess of $1,000,000 in the aggregate;

          (ix) any transaction or commitment made, or any contract or agreement entered into, by the Avalon Companies or Avalon Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Avalon Companies or Avalon Subsidiaries of any contact or other right, in any case, involving more than $1,000,000 in the aggregate, other than those contemplated by this Agreement and additions of subscribers to existing programming agreements;

          (x) any material change in any method of accounting or accounting practice by the Avalon Companies or Avalon Subsidiaries, except for any such change required by reason of a change in GAAP, or

          (xi) any (A) grant of any severance or termination pay to any director, officer or employee of the Avalon Companies or Avalon Subsidiaries in excess of $250,000 in the aggregate, (B) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Avalon Companies or Avalon Subsidiaries, (C) increase in benefits payable under any existing severance or termination pay policies or (D) other than the procurement of D&O Insurance for the directors and officers of the Avalon Companies and the Avalon Subsidiaries. increase in compensation, bonus or other benefits payable to directors or officers (who are not employees) of the Avalon Companies or Avalon Subsidiaries, or, other than in the Ordinary Course, to employees (including officers who are employees) of the Avalon Companies or Avalon Subsidiaries.

     Section 4.9 No Undisclosed Material Liabilities. Neither the Avalon Companies nor the Avalon Subsidiaries have any indebtedness, liability or obligation of any type required by GAAP to be reflected on a balance sheet, except (i) liabilities reflected or reserved against in the Balance Sheet, or otherwise disclosed in the Form S-4, (ii) for Funded Debt, (iii) for liabilities incurred in the Ordinary Course since the Balance Sheet Date, (iv) for other liabilities which are not material, (v) as set forth on the Disclosure Schedule or any contract or agreement set forth thereon or not required to be set forth thereon (other than for breach thereof) and (vi) liabilities which would be taken into account in the calculation of Closing Net Liabilities for purposes of Section 2.7 or are otherwise specifically referred to in Section 2.7.

     Section 4.10 Litigation. There is no charge, complaint, suit, action, proceeding, arbitration, claim or investigation pending against or, to the Knowledge of the Avalon Companies, threatened against the Avalon Companies or Avalon Subsidiaries that would, nor is there any judgment, decree, inquiry, rule or order outstanding against the Avalon Companies or Avalon Subsidiaries which would, (i) reasonably be expected to be material or (ii) result in a revocation, termination, suspension or material modification or other limitation of any Franchises or FCC Licenses.

     Section 4.11  Taxes.

          (a) The Avalon Companies and Avalon Subsidiaries have (i) timely filed or obtained extensions for all material Tax Returns required to be filed by them, all such filed returns have been completed in all material respects in accordance with applicable law and all such filed returns are true and accurate in all material respects, (ii) paid all Taxes that are shown on such Tax Returns as due and payable, (iii) paid all material Taxes otherwise required to be paid other than Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, and (iv) used commercially reasonable efforts to maintain in all material respects all required records with respect to any liability for Taxes for taxable years with respect to which the statute of limitations has not yet expired, regardless of whether such liability has been previously assessed in whole or in part or is assessed in whole or in part after the date of this Agreement.

          (b) There are no Liens for Taxes (other than for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established) on the assets of the Avalon Companies and Avalon Subsidiaries.

          (c) Neither of the Avalon Companies nor any Avalon Subsidiary has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed with respect to an amount of Taxes which is material.

          (d) Neither of the Avalon Companies nor any Avalon Subsidiary has consented to extend to a date later than the date hereof the time in which any Tax which is material may be assessed or collected by any taxing authority.

          (e) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax which is material has been proposed, asserted or assessed by any taxing authority against the Avalon Companies or Avalon Subsidiaries. Neither of the Avalon Companies nor any Avalon Subsidiary has any Knowledge of an intent by any taxing authority to assert a deficiency or proposed adjustment against the Avalon Companies or Avalon Subsidiaries for any amount of Tax which is material.

          (f) There is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the Knowledge of the Sellers, threatened against or with respect to the Avalon Companies or Avalon Subsidiaries with respect to an amount of Taxes which is material.

          (g) No claim has ever been made by a taxing authority in a jurisdiction where the Avalon Companies or Avalon Subsidiaries does not file Tax Returns that the Avalon Companies or Avalon Subsidiaries is or may be subject to Taxes assessed by such jurisdiction which are material in amount.

          (h) All Tax allocation agreements, Tax sharing agreements, or similar arrangements to which either of the Avalon Companies or any of the Avalon Subsidiaries is a party to or bound by are listed in Section 4.11(h) of the Disclosure Schedule. Neither of the Avalon Companies nor any Avalon Subsidiary is a party to or bound by any Tax allocation agreement, Tax sharing agreement, or similar arrangement with respect to an amount of Taxes which is material or has a current or potential contractual obligation to indemnify any other Person with respect to Taxes which are material in amount, except as listed in Section 4.11(h) of the Disclosure Schedule.

          (i) Neither of the Avalon Companies nor any Avalon Subsidiary has made any payments, or will become obligated (under any contract entered into on or before the Closing Date) to make any payments which are material in amount, that will be non-deductible under Section 280G of the Code or that would result in an excise Tax to the recipient of such payment pursuant to Section 4999 of the Code (or any corresponding provision of state, local or foreign income Tax law).

          (j) Schedule 4.11 contains a list of states, territories and jurisdictions (whether foreign or domestic) in which any Avalon Company or Avalon Subsidiary is required to file Tax Returns relating to income Taxes of any Avalon Company or Avalon Subsidiary which are material in amount.

          (k)  Neither of the Avalon Companies nor any Avalon Subsidiary has any
(i) income reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction (other than a deferred intercompany transaction), or (ii) deferred gain or loss arising out of any deferred intercompany transaction.

          (l) Each of the Avalon Companies and Avalon Subsidiaries has had since its inception and will continue to have through the Closing Date the federal tax status (i.e., partnership, C corporation, S corporation, or disregarded entity) as set forth in Schedule 4.11, except as results from any actions taken pursuant to this Agreement.

          (m) Neither of the Avalon Companies nor any of the Avalon Subsidiaries has been at any time a member of any partnership, joint venture or other arrangement or contract which is treated as a partnership for federal, state, local or foreign tax purposes (a "Tax Partnership") or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired, except for a Tax Partnership which is the Company or an Avalon Subsidiary.

          (n) All material elections with respect to Taxes affecting any of the Avalon Companies or Avalon Subsidiaries as of the date hereof are set forth in
Schedule 4.11. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by any of the Avalon Companies or Avalon Subsidiaries which are treated as corporations for federal income tax purposes.

          (o) Neither of the Avalon Companies nor any Avalon Subsidiary has agreed to or is required to make any material adjustment under Section 481(a) of the Code.

          (p) Neither of the Avalon Companies nor any Avalon Subsidiary is or has been a member of any Affiliated Group.

     Section 4.12  Employee Benefit Matters.

          (a) Schedule 4.12 identifies each Employee Plan and Benefit Arrangement. The Sellers have furnished or made available to Purchaser (i) copies of such Employee Plans and Benefit Arrangements (and, if applicable, related trust agreements) and all amendments thereto, (ii) the currently-effective summary plan description pertaining to each Employee Plan, (iii) the most recent annual report for each Employee Plan (including all related schedules), (iv) the most recent IRS determination letter for each Employee Plan which is intended to constitute a qualified plan under Section 401 of the Code, and (v) for each unfunded Employee Plan or Benefit Arrangement, financial statements which fairly present the financial condition and results of operations of such Plan. No Employee Plan or Benefit Arrangement is, and neither of the Avalon Companies nor any Avalon Subsidiary maintains or is obligated to contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) that is (i) a Multiemployer Plan, (ii) a Title IV Plan, (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code, or (iv) subject to the minimum funding requirements of Part 3 of Title I of ERISA. None of the Avalon Companies nor any Avalon Subsidiary has any liabilities with respect to an employee benefit plan described in (i) or (ii) above with respect to any ERISA Affiliate.

          (b) No "prohibited transaction" (within the meaning of Section 4975(c) of the Code) has occurred with respect to any employee benefit plan or arrangement which is covered by Title I of ERISA, which transaction has caused or will cause the Avalon Companies or Avalon Subsidiaries to incur any material liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption.

          (c) Each Employee Plan identified on the Schedule 4.12 that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and that its trust is exempt from Tax under
Section 501(a) of the Code, (ii) each Employee Plan has been maintained and operated in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations including ERISA and the Code, and (iii) no Employee Plan or Benefit Arrangement provides for post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Avalon Companies and Avalon Subsidiaries, except as required to avoid excise tax under
Section 4980B of the Code or as required by state law.

          (d) Each Benefit Arrangement has been maintained and operated in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities.

          (e) There is not and there has not been at any time since November 6, 1998 any pending or, to the Knowledge of the Avalon Companies, threatened investigations, audits, or material litigation or arbitration concerning or involving any Employee Plan or Benefit Arrangement and (ii) no material claims are pending or threatened with respect to any bond or any fiduciary liability or other similar insurance with regard to the actions of any Person in connection with any Employee Plan, nor is there expected to be any notice to any insurer under any such bond or policy with regard to any Employee Plan.

          (f) The Avalon Companies and Avalon Subsidiaries have complied in all material respects with all requirements of Section 4980B of the Code.

          Section 4.13 Labor Matters. Except as set forth in Schedule 4.13,

          (a) Neither of the Avalon Companies nor any Avalon Subsidiary is party to any labor union or collective bargaining agreement.

          (b) No employees of any Avalon Company or Avalon Subsidiary are represented by any labor organization.

          (c) As of the date hereof, no labor organization or group of employees of the Avalon Companies or Avalon Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.

          (d) To the Knowledge of the Avalon Companies, as of the date hereof, there are no formal organizing activities involving a material number of employees of the Avalon Companies or Avalon Subsidiaries pending with. or threatened by, any labor organization.

          (e) There are no strikes, or material work stoppages, slowdowns, lockouts, arbitrations or grievances or other labor disputes pending or, to the Knowledge of the Avalon Companies, threatened against the Avalon Companies or Avalon Subsidiaries.

          (f) The Avalon Companies and Avalon Subsidiaries have no employment agreements, either written or oral, with any employee of the Systems, except as set forth in Schedule 4.13. The employment under each such agreement may be terminated at any time.

     Section 4.14 Compliance with Laws. The Avalon Companies and Avalon Subsidiaries hold all licenses, franchises, certificates, consents, permits, qualifications and authorizations from all governmental authorities necessary for the lawful conduct of their businesses, except where the failure to hold any of the foregoing would not be material. Neither of the Avalon Companies nor any Avalon Subsidiaries (or any prior operator of the Systems) has materially violated, or is in material violation of any such licenses, franchises, certificates, consents, permits, qualifications or authorizations or any applicable statutes, laws, ordinances, rules and regulations (including any of the foregoing related to occupational safety, storage, disposal, discharge into the environment of hazardous wastes, environmental protection, conservation, unfair competition, labor practices or corrupt practices) of any governmental authorities. The Avalon Companies and Avalon Subsidiaries (and any prior operator of the Systems) have made all material submissions (including registration statements) required under, and the operation of the Systems has been in compliance in all material respects with, the Communications Act and the applicable FCC Rules and Regulations, the Cable Act, the Copyright Act and all Franchises.

     Section 4.15 Title to Properties, Encumbrances. Each of the Avalon Companies and Avalon Subsidiaries has good and marketable title to (or in the case of leased or licensed assets, valid and existing leasehold or licensee interests in) the material assets set forth on the Balance Sheet (other than those disposed of in the Ordinary Course since the Balance Sheet Date), free and clear of all Liens other than Permitted Liens. Each of the Avalon Companies and Avalon Subsidiaries owns or has the lawful right to use all assets, properties, operating rights, easements, contracts, leases and other instruments necessary to operate its business as presently conducted in all material respects.
Schedule 4.15 sets forth a list of all material real property which is owned or leased by Avalon Companies or any Avalon Subsidiary. Other than such exceptions as would not be material to the operation of the Systems, all buildings, improvements, central receiving apparatus, distribution equipment, cables, converters, origination equipment and other operating assets of the Avalon Companies and Avalon Subsidiaries are in good working order and condition, normal wear and tear excepted, in each case sufficient for use in the Ordinary Course.

     Section 4.16 Environmental Matters. There are no material Environmental Liabilities of the Avalon Companies or any Avalon Subsidiaries. The Avalon Companies and Avalon Subsidiaries (and any prior operator of the Systems) are in compliance and have been in compliance, in all material respects, with all Environmental Laws. There are no pending or, to the Knowledge of the Avalon Companies and Avalon Subsidiaries, threatened, claims relating to the current or prior business of the Avalon Companies or Avalon Subsidiaries arising under any Environmental Law. No material amount of any Hazardous substance is present at any property or facility now or previously owned, leased or used (including any off-site disposal facility) by the Avalon Companies or any Avalon Subsidiary in a way which violates or could reasonably be expected to violate in any material respect any Environmental Law. There has been no environmental assessment, investigation, study, audit, test, review or other analysis conducted of which the Avalon Companies have Knowledge in relation to the current or prior business of the Avalon Companies or Avalon Subsidiaries or any property or facility now or previously owned leased or used (including any off-site disposal facility) by the Avalon Companies or Avalon Subsidiaries which has not been made available or delivered to Purchaser.

     Section 4.17  Systems, Franchises and Material Agreements.

          (a) As of the Balance Sheet Date, the Systems (i) had approximately 232,141 Basic Subscribers (as defined below), (ii) passed approximately 377,512 residential dwelling units, and (iii) included approximately 9,405 plant miles (including underground and aerial plant miles). For purposes hereof, "Basic Subscriber" means a customer of the Avalon Companies or any Avalon Subsidiary who as of the relevant date satisfies all of the following requirements:

          (i) such customer is connected to and receiving Basic Service (as defined below) from an Avalon Company or an Avalon Subsidiary;

          (ii) such customer is being charged for the services received at a rate that is not less than the rate that the Avalon Companies or any Avalon Subsidiary generally charges to its customers in that location;

          (iii) such customer has paid to the applicable provider the applicable rate for all services received for one month (or more) of service prior to the relevant date; and

          (iv) such customer does not have any amount payable to the Avalon Subsidiaries that is unpaid more than sixty (60) days after the later of the due date of the related invoice and the last day of the period to which such amount relates, in each case in excess of $10.00;

provided that a hotel, motel or other multiple dwelling unit customer shall be considered to be that number of Basic Subscribers which is equal to revenues from Basic Service generated by such hotel. motel or other customer for the month ending on the relevant date (or if such date is not the end of a month, the month ending immediately prior to such date) (without regard to non-recurring revenues from ancillary services such as installation fees) divided by the comparable rate charged to detached single family homes for such service in the relevant area by the applicable provider. For purposes hereof, "Basic Service" means, for any given Franchise area, the cable television service tier or tiers provided by an Avalon Company or Avalon Subsidiary in such Franchise area which include the retransmission of domestic off air-television broadcast signals.

          (b) Except for (i) contracts, commitments and agreements entered into in accordance with the terms of this Agreement, (ii) those contracts listed on
Schedule 4.17(b) (the "Scheduled Agreements"), and (iii) the Franchises of the Avalon Companies and the Avalon Subsidiaries, neither of the Avalon Companies nor any Avalon Subsidiary is a party to or is bound by a contract, commitment or agreement which is material to the Avalon Companies and Avalon Subsidiaries taken as a whole or which involves payments of more than $500,000 in the aggregate or which restricts the Avalon Companies or any Avalon Subsidiary from engaging in any business or from operating in any jurisdiction or which involves the purchase of programming by an Avalon Company or any Avalon Subsidiary or which involves the lease of real property or capital lease of personal property. Schedule 4.17(b) sets forth a list, complete in all material respects, of the Franchises of the Avalon Companies and the Avalon Subsidiaries. Each such Franchise is the validly existing, legally enforceable obligation of an Avalon Company or one of the Avalon Subsidiaries, as the case may be, and of the other parties thereto, subject to the Enforceability Exceptions. Each such Scheduled Agreement is, in all material respects, the validly existing, legally enforceable obligation of an Avalon Company or one of the Avalon Subsidiaries, as the case may be, and, to the Knowledge of the Avalon Companies, of the other parties thereto, subject to the Enforceability Exceptions. The Avalon Companies and the Avalon Subsidiaries are validly and lawfully operating in all material respects under their respective Franchises and the Scheduled Agreements to which they are a party. The Avalon Companies and the Avalon Subsidiaries have duly complied in all material respects with all of the terms and conditions of each of their respective Franchises to which they are a party, and, to the Parent's Knowledge, each other party to any such Franchise has complied in all material respects with each such Franchise. The Avalon Companies and the Avalon Subsidiaries have duly complied in all material respects with all of the terms and conditions of each of their respective Scheduled Agreements or other material agreements to which they are a party, and to the Knowledge of Parent, each other party to any such agreement has complied in all material respects with each such agreement to which they are a party. Each System operates pursuant to a Franchise. Parent has delivered or made available to Purchaser true and complete copies of all of the Franchises and Scheduled Agreements of the Avalon Companies and the Avalon Subsidiaries. None of the Avalon Companies or Avalon Subsidiaries has an agreement with At Home, Road Runner or the ISP Channel.

          (c) No Person (including any governmental authority) has any right to acquire any interest in any System or any assets of an Avalon Company or any Avalon Subsidiary (including any right of first or similar right) upon an assignment or transfer of control of a Franchise or an Avalon Company or an Avalon Subsidiary, other than rights of condemnation or eminent domain afforded by law.

          (d) Neither of the Avalon Companies nor any Avalon Subsidiary has made or is bound by any material written commitments to any state, municipal, local or other governmental commission, agency or body with respect to the operation and construction of the Systems which are not fully reflected in its Franchises and the Scheduled Agreements.

          (e) No Franchising Authority has advised an Avalon Company or an Avalon Subsidiary in writing, or otherwise formally notified an Avalon Company or an Avalon Subsidiary in accordance with the terms of the applicable Franchise, of its intention to deny renewal of an existing Franchise held by an Avalon Company or an Avalon Subsidiary. Neither of the Avalon Companies nor any Avalon Subsidiary has received, nor has notice that it will receive, from any Franchising Authority a preliminary assessment that a Franchise held by an Avalon Company or an Avalon Subsidiary should not be renewed as provided in
Section 626(c)(1) of the Communications Act, nor has an Avalon Company, an Avalon Subsidiary, or a Franchising Authority commenced or requested the commencement of an administrative proceeding concerning the renewal of a Franchise held by an Avalon Company or Avalon Subsidiary as provided in Section 626(c)(l) of the Communications Act. With such exceptions as would not be material, the Avalon Companies and Avalon Subsidiaries have timely filed pursuant to the formal renewal procedures established by Section 626(a) of the Communications Act notices of renewal in accordance with the Communications Act with all Franchising Authorities with respect to each Franchise held by an Avalon Company or Avalon Subsidiary expiring within 36 months after the date of this Agreement. As of the date hereof, no Franchising Authority has commenced, nor is there pending, nor to Parent's Knowledge is there threatened, any proceeding to suspend, modify, terminate or revoke a Franchise held by an Avalon Company or Avalon Subsidiary.

          (f) The Avalon Companies and Avalon Subsidiaries are operating the Systems in compliance in all material respects with the provisions of the applicable Franchises, FCC Licenses, the Copyright Act, the Cable Act, the Communications Act and the FCC Rules and Regulations, including those relating to carriage of signals, syndicated exclusivity, network non-duplication, and retransmission consent. Without limiting the foregoing, and with such exceptions as would be material, (i) each of the communities served by the Systems has been registered with the FCC, (ii) all of the semi-annual and annual performance tests on the Systems required to have been performed by the Avalon Companies and Avalon Subsidiaries under Section 76.601 of the FCC Rules and Regulations since June 1, 1997 have been performed, (iii) the Systems currently meet the technical standards set forth in the FCC Rules and Regulations, including the leakage limits contained in Section 76.605(a)(11) thereof, (iv) the Avalon Companies have delivered or made available to Purchaser a copy of the most recent FCC Forms 320 filed with the FCC (Basic Signal Leakage Performance Report) for the Avalon Companies and Avalon Subsidiaries, (v) copies of the most recent signal leakage tests conducted under Section 76.611 of the FCC Rules and Regulations and copies of the most recent "proof of performance" tests on the Systems have been delivered or made available to Purchaser by the Avalon Companies, and (vi) the most recent signal leakage tests and the proof of performance tests for the Systems were conducted in accordance with the testing procedures set forth in Sections 76.601 and 76.609 of the FCC Rules and Regulations and such tests evidence that the Systems meet or exceed the technical standards set forth in
Section 76.605 of the FCC Rules and Regulations.

          (g) (i) All commercial broadcast television stations (except superstations) carried by the Systems are carried either pursuant to retransmission consent agreements or must-carry elections (or must-carry defaults), (ii) the Avalon Companies have delivered or made available to Purchaser full and complete copies of all retransmission consent agreements with respect to such television stations, and (iii) Schedule 4.17(g) sets forth each commercial television station that has elected must-carry status with respect to any System but that is not being carried and the reason for non-carriage. There are no requests by any television station which asserts that it is entitled to must-carry status seeking carriage on any System which an Avalon Company or Avalon Subsidiary has denied or refused to honor or which is the subject of a complaint filed with the FCC.

          (h) The Avalon Companies have delivered or made available to Purchaser true, correct, and complete specimen copies of (i) all FCC Forms 328, 329, 393, 1200, 1205, 1210, 1215, 1220, 1225, 1230, 1235 and 1240 that have been filed with governmental authorities with respect to the Systems, and all material correspondence with governmental authorities related thereto, (ii) all material correspondence with any governmental body that relates to rate regulation generally or to specific rates charged to subscribers of the Systems and that is with respect to rate complaints that are pending at the FCC or basic rates that are currently under review by a local governmental entity (including any Franchising Authority) or the FCC, including any complaints relating to any system filed with the FCC with respect to any rates charged to subscribers of the Systems and that involve rate complaints that have not been finally resolved, and any material documentation relating to an exemption from the rate regulation provisions of the Communications Act claimed by an Avalon Company or Avalon Subsidiary with respect to the Systems. Schedule 4.17(h) sets forth (x) a list of all rate complaints filed with the FCC relating to the Systems of which an Avalon Company or Avalon Subsidiary has any Knowledge and which have not been finally resolved by the FCC, and further sets forth those Franchising Authorities that have been certified or filed for certification under the Communications Act with respect to rate regulation relating to any system and that have not been finally denied certification or decertified, and (y) a list of all letters of inquiry from the FCC received by an Avalon Company or Avalon Subsidiary since 1992 with regard to rate restructuring that have not been finally resolved. For purposes of this subsection the term "finally" means that there is no pending FCC or court consideration or request for FCC or court review, reconsideration or appeal, and the time for seeking any such review, reconsideration or appeal has expired.

          (i) The Avalon Companies and Avalon Subsidiaries have filed with the Franchising Authorities, the FCC and the Copyright Office all material forms, reports, statements of accounts and other material information required to be filed under the Franchises, the Communications Act, Section 111 of the Copyright Act, the FCC Rules and Regulations and the rules and regulations of the Copyright Office relating to Section 111, and all such forms, reports, statements of account, and other information were correct in all material respects at the time of filing. Parent has delivered or made available to Purchaser true and correct copies of: (i) all reports, filings and correspondence made or filed by the Avalon Companies, the Avalon Subsidiaries or the predecessor operators of the Systems with the FCC or pursuant to FCC rules and regulations for the past year, and (ii) all reports, filings and correspondence made or filed by the Avalon Companies, the Avalon Subsidiaries or the predecessor operators of the Systems with the Copyright Office or pursuant to the Copyright Office rules and regulations for the past three years.

          (j) (i) The Avalon Companies and Avalon Subsidiaries (and, to the Knowledge of Sellers, the prior operators of the Systems) have paid in all material respects all compulsory copyright and any other fees required under the Copyright Act for the Systems, and (ii) neither of the Avalon Companies nor any Avalon Subsidiary has any Knowledge of any material deficiency in the amount of any compulsory copyright fee or other fee payments made and has not received from the Copyright Office or any other Person any statement or claim respecting an underpayment or nonpayment of any compulsory copyright fee or other fee payment for the Systems.

          (k) (i) The Avalon Companies and Avalon Subsidiaries (and, to the Knowledge of Sellers, the prior operators of the Systems) have paid all franchise and any other fees owed to all relevant Franchising Authorities required for the Systems, and (ii) there is no deficiency in the amount of any franchise payment made or to be made by the Avalon Companies and no Avalon Company has received from any Franchising Authority any statement or claim respecting an underpayment or nonpayment of any franchise fee for the Systems.

          (l) (i) The Avalon Companies and Avalon Subsidiaries currently hold all licenses, authorizations, consents or permits of the FCC (the "FCC Licenses") necessary for the operation in all material respects of the Systems as currently operated, (ii) all such FCC Licenses are in full force and effect,
(iii) there are not pending before the FCC any requests or applications to modify, extend or renew any of the FCC Licenses and (iv) there are not pending nor threatened, any proceedings that might result in the revocation, termination or cancellation of any of the FCC Licenses. Sellers have delivered or made available to Purchaser true and complete copies of all of the FCC Licenses of the Avalon Companies and the Avalon Subsidiaries.

     Section 4.18 Transactions with Affiliates. Schedule 4.18 sets forth all arrangements between the Avalon Companies and Avalon Subsidiaries, on the one hand, and any Seller, any affiliate of Seller, or any affiliate of the Avalon Companies (other than the Avalon Subsidiaries), on the other hand, that will not be terminated effective as of the Closing Date.

     Section 4.19 Proprietary Rights. The Avalon Companies and the Avalon Subsidiaries have been operated in such a manner so as not to violate or infringe in any material respect upon any Proprietary Rights of others.

     Section 4.20 Year 2000. The Avalon Companies and Avalon Subsidiaries have initiated a review and assessment of all areas within its business that would reasonably be expected to be adversely affected in a material way by the Year 2000 Problem (that is, the risk that computer applications used by them may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan (the "Year 2000 Plan") for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan in all material respects.

     Section 4.21 Systems Information.

     (a) Schedule 4.21(a) sets forth a materially true and accurate description, on a System-by-System basis, of the following information relating to the Systems as of the dates indicated and, in the case of clauses (i), (ii) and
(iii) below, as of the Closing Date:

          (i) the approximate number of aerial and underground miles of plant included in the assets of the Avalon Companies and Avalon Subsidiaries and served by each headend;

          (ii) the approximate number of single family homes and residential multiple dwelling units passed by the Systems;

          (iii) the MHZ capacity and channel capacity of each headend; and

          (iv) the number of subscribers served by the Systems and a description of the calculation methodology used by the Avalon Companies and Avalon Subsidiaries to calculate such subscribers.

          (b) Schedule 4.21(e) sets forth a materially true and accurate description of the following information relating to the Systems as of the date of this Agreement:

          (i) a description of the Basic Services and other services, e.g., expanded basic services, pay TV and a la carte services available from the Systems, and the rates charged by the Avalon Companies and Avalon Subsidiaries therefor, including all rates, tariffs and other charges for cable television or other services provided by each System;

          (ii) the stations and signals carried by the Systems and the channel position of each such signal and station; and

          (iii) the cities, towns, villages, boroughs and counties served by the Systems.

          (c) Each System is capable in all material respects of providing all channels, stations and signals reflected as being carried on such System on
Schedule 4.21(e).

          (d) Except as described on Schedule 4.21, and other than direct broadcast satellite and satellite master antenna television, with respect to each area in which the Systems currently provide cable television service: (i) no Person is operating a cable television system or other non-satellite MVPD other than a System in such area; (ii) no local franchising authority has awarded a cable television franchise in such area to any Person other than the Avalon Companies and Avalon Subsidiaries; and (iii) to the Knowledge of the Avalon Companies or Avalon Subsidiaries, no MVPD has applied for a cable television franchise to serve such area.

     Section 4.22 Finders and Brokers. The Avalon Parties, the Avalon Companies, the Avalon Subsidiaries and any affiliates thereof have not entered into any contract with any Person which will result in the obligation of Purchaser, the Avalon Companies or the Avalon Subsidiaries to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     Section 4.23 Additional Real Property Matters. Neither the Avalon Companies nor any Avalon Subsidiaries has received any notice from any governmental body
(i) requiring it to make any material repairs or changes to its material real property or the improvements located on such real property or (ii) giving notice of any material governmental actions pending. There is no action, proceeding or litigation pending (or, to the Knowledge of the Avalon Companies, contemplated or threatened): (x) to take all or any portion of its material real property, or any interest therein, by eminent domain; or (y) to modify the zoning of, or other governmental rules or restrictions applicable to, such real property or the use or development thereof.

     Section 4.24 Insurance, Surety Bonds, Damages. Set forth on Schedule 4.24 hereto is a correct list of all insurance policies and surety bonds of the Avalon Companies and Avalon Subsidiaries now in effect, including the names of the insureds and their addresses. The premiums on such insurance policies and bonds have been currently paid, and such policies and bonds are valid, outstanding and enforceable, in full force and effect and insure against risks and liabilities and provide for coverage to the extent and in a manner required of or deemed reasonably appropriate and sufficient by the Avalon Companies.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
                  -------------------------------------------

     Each of the Purchaser and Guarantor hereby jointly and severally represents and warrants to the Sellers that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

     Section 5.1 Organization. Purchaser is a limited liability company, and Guarantor is a corporation, each duly organized, validly existing and in good standing under the laws of the State of Delaware.

     Section 5.2 Authority. Each of Purchaser and Guarantor has all the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Purchaser and Guarantor of, the performance of Purchaser and Guarantor under, and the consummation by Purchaser and Guarantor of the Transactions have been duly and validly authorized by all action by or on behalf of each of Purchaser and Guarantor. This Agreement constitutes the valid and legally binding obligation of each of Purchaser and Guarantor, enforceable against each of them in accordance with its terms, except as the same may be limited by Enforceability Exceptions.

     Section 5.3 Breach. The execution and delivery of this Agreement by Purchaser and Guarantor does not, and the consummation of the Transactions by Purchaser and Guarantor will not, (i) violate or conflict with the governing documents of Purchaser or Guarantor, (ii) constitute a material breach or default of, or give rise to any third-party right of termination, cancellation, modification or acceleration under, any material agreement, understanding or undertaking to which Purchaser or Guarantor is a party or by which it is bound, or (iii) constitute a material violation of any material statute, law, ordinance, rule, regulation, judgment, decree, order or writ of any judicial, arbitral, public, or governmental authority having jurisdiction over Purchaser.

     Section 5.4 Consents and Approvals. Neither the execution and delivery of this Agreement by Purchaser or Guarantor nor the consummation of the transactions contemplated hereby by Purchaser or Guarantor will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) for filings required under the Exchange Act, (ii) for notification pursuant to the HSR Act and expiration or termination of the waiting period thereunder, and (iii) for notices to, or consents and waivers from, the relevant Franchising Authorities in connection with a change of control of the holders of the Franchises of the Avalon Companies and Avalon

Subsidiaries, and the FCC in connection with a change of control of the holders of the FCC licenses of the Avalon Companies and Avalon Subsidiaries.

     Section 5.5 Financing. Purchaser has, and will have on the Closing Date, sufficient funds available to pay the amounts contemplated under Sections 2.3 and 2.4 and to pay all related fees and expenses payable by Purchaser arising in connection with this Agreement and the Transactions. The payment of all such amounts by Purchaser is not contingent upon the consummation of an initial public offering of any class of equity securities or an offering of any debt securities, in each case of the Purchaser or any of its Affiliates.

     Section 5.6 No Violation to FCC Cross-Ownership Rules. Assuming Purchaser or Guarantor were now in control of the Avalon Companies and Avalon Subsidiaries, neither Purchaser nor Guarantor would be in violation of the Communications Act, any FCC or other restrictions regarding the ownership of media and related businesses that would materially adversely affect the ability of Purchaser or Guarantor to own the Avalon Companies and Avalon Subsidiaries or any material part of their business (in each case, assuming that Purchaser, Guarantor and their affiliates have consummated all acquisitions of media and related businesses which any of them has executed an agreement or letter of intent to purchase that has not been terminated or expired), including without limitation, such restrictions governing cross-ownership or national size standards.

     Section 5.7 Finders and Brokers. Neither Purchaser nor Guarantor, nor any of their affiliates have entered into any contract with any Person which will result in the obligation of Sellers to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     Section 5.8 Purchase for Own Account. The Purchaser is acquiring the Purchased Securities for its own account, for the purposes of investment only, and not with a view to the resale or distribution thereof within the meaning of the Securities Act.

                                  ARTICLE VI

                             PRE-CLOSING COVENANTS
                             ---------------------

     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     Section 6.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the Transactions. The Sellers and the Avalon Companies will use reasonable efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of Purchaser to consummate the Transactions, as set forth in Article VII. Purchaser will use its reasonable efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of Sellers to consummate the Transactions, as set forth in Article
VII. Each Party will use its commercially reasonable efforts to challenge and contest any litigation or claim brought against or otherwise involving such Party (or its affiliates) that reasonably could result in the imposition of orders or requirements that could cause the conditions to the Closing not to be satisfied.

     Section 6.2 Notice and Consents. As soon as practicable, but in no event later than the thirtieth (30th) day after the date of this Agreement, (i) Parent will cause each of the Avalon Companies and Avalon Subsidiaries to give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 3.4, 4.2 and 4.3 above and (ii) Purchaser will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 5.4 above; provided, that each Party will afford the other Party the opportunity to review, approve and revise the form of letter or application proposed to request consent or form of written notice prior to delivery to the third party whose consent is sought or to whom such notification is required. The Parties shall cooperate to obtain all required consents and no Party shall intentionally take any action or steps that would prejudice or jeopardize the obtaining of any required consent. Parent shall not (and shall cause the Avalon Companies and Avalon Subsidiaries not to) accept or agree or accede to any modifications or amendments to, or the imposition of any condition to the transfer of, any of their Franchises that are not acceptable to the Purchaser; provided, that Purchaser's consent shall not be required to any such modification, amendment or condition that is consistent with the capital expenditures included in the Capital Plan or which would require, in the aggregate, payments after the Closing not in excess of $1,000,000. Without limiting the generality of the foregoing, each of the Parties will file (and Parent will cause each of the Avalon Companies and Avalon Subsidiaries to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use its reasonable best efforts to obtain (and Parent will cause each of the Avalon Companies and Avalon Subsidiaries to use its reasonable best efforts to obtain) a waiver from the applicable waiting period, and will make (and Parent will cause each of the Avalon Companies and Avalon Subsidiaries to make) any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

     Section 6.3 Operation of Business. Except as set forth on Schedule 6.3 or as otherwise contemplated herein, from the date hereof until the Closing, each of the Avalon Companies and the Subsidiaries shall conduct their business in the Ordinary Course in all material respects (including making routine capital expenditures and operating substantially in accordance with the Capital Plan, pursuing ongoing and planned line extensions, placing conduit or cable in new developments, fulfilling installation requests, completing disconnection work orders and disconnecting and discontinuing service to customers whose accounts are delinquent) and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and Franchises, and to keep available the services of their present officers and employees in all material respects, continue marketing, advertising and promotional expenditures with respect to their business in the Ordinary Course in all material respects, and operate their business in material compliance with all applicable legal requirements. Without limiting the generality of the foregoing, Parent shall cause the Avalon Companies and Avalon Subsidiaries to:
(i) maintain their assets in good operating repair, order and condition, ordinary wear and tear excepted; (ii) maintain equipment and inventory for their Systems at normal historical levels consistent with its past practices (as adjusted to account for abnormally high inventory levels related to periodic rebuild activity); (iii) maintain in full force and effect policies of insurance with respect to their business in such amounts and with respect to such risks as are currently in effect for their Systems; and (iv) maintain their books, records and accounts with respect to the operation of their Systems in the usual, regular and ordinary manner on a basis consistent with its past practices. In addition, Parent shall deliver to Purchaser (x) true and complete copies of all monthly statements of income and other financial information with respect to the Avalon Companies and the Avalon Subsidiaries as is provided to the lenders under the Bank Facility; and (y) as soon as reasonably possible but in any event within five Business Days after the date of submission to the appropriate governmental authority, copies of all FCC forms required to be filed with any governmental authority with respect to rates and prepared with respect to any of the Systems.

     Section 6.4 Negative Covenants. Without limiting the covenants set forth in
Section 6.3, and except as reflected in the pro forma financial statements included in the Form S-4 or as otherwise permitted by this Agreement, from the date hereof until the Closing without the consent of Purchaser none of the Avalon Companies or the Avalon Subsidiaries:

          (i) will adopt or propose any material change in its Articles of Incorporation or Bylaws or similar governing documents (including limited liability company agreements);

          (ii) will merge or consolidate with any other Person or acquire assets from any other Person in excess of $5,000,000 in the aggregate;

          (iii) will incur any Funded Debt other than (a) borrowings in the Ordinary Course, (b) borrowings to enable the Avalon Companies and the Avalon Subsidiaries to consummate transactions described in the Form S-4,
     (c) other borrowings under the Bank Facility and (d) borrowings which can be repaid at any time without incurring any penalties, premiums or other like charges which would be payable by the Avalon Companies or the Avalon Subsidiaries after the Closing;

          (iv) will sell, license or otherwise dispose of any material assets or property except (A) pursuant to existing contracts or commitments disclosed herein or (B) in excess of $1,000,000 in the aggregate;

          (v) will enter into, terminate, renew or amend in any material and adverse respect any agreement or Franchise that would be required to be disclosed on Schedule 4.17(b) or Schedule 4.18;

          (vi) with such exceptions as do not, in the aggregate, have a Material Adverse Effect, will take or agree or commit to take any action that would knowingly make any representation and warranty set forth in Article III or IV inaccurate at, or as of any time prior to, the Closing;

          (vii) will make any Cost of Service Election;

          (viii) will enter into any agreement with or commitment to any competitive access provider and/or local exchange company or any internet access or on-line services provider with respect to the use or lease of any of its assets;

          (ix) will decrease the rate charged for any level of basic services, expanded basic services or any pay TV or add, delete, retier or repackage any analog programming services, in each case except to the extent required under the 1992 Cable Act or law; provided, however, that if rates are decreased in order to so comply, Parent will provide Purchaser with copies of any FCC forms (even if not filed with any governmental authority) that Parent used to determine that the new rates were required; or

          (x) will agree or commit to do any of the foregoing.

     Section 6.5 Full Access.

          (a) Parent will permit, and will cause each of the Avalon Companies and Avalon Subsidiaries to permit, representatives of Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Avalon Companies and Avalon Subsidiaries, to all premises, properties (including for purposes of obtaining Phase I environmental assessments), personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Avalon Companies and Avalon Subsidiaries; provided that any such access to personnel will be (i) solely with the prior consent of the Parent (which consent the Parent will not unreasonably withhold) and (ii) in the presence of a representative of the Parent, if the Parent so requires.

          (b) Purchaser will treat and hold as such any Confidential Information it receives from any of the Sellers, the Avalon Companies and Avalon Subsidiaries or any of their representatives in the course of the reviews contemplated by this Section 6.4, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Parent all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

     Section 6.6 Notice of Developments. Each Seller shall promptly notify Purchaser of any development causing a breach (or which could reasonably be expected to cause a breach) of any of its representations and warranties in
Article III or IV above.

     Section 6.7 Additional Filings. Parent will use commercially reasonably efforts to cause the Avalon Companies and Avalon Subsidiaries to make any submissions or filings reasonably requested by the Purchaser to insure compliance of all their Systems with requirements of the FCC or Copyright Office regulations, including submission of any past due or corrective filings, requests for reinstatement or relicensing of lapsed licenses, and any notices, requests for authorization or similar filings.

     Section 6.8 Year 2000 Remediation Program. Parent shall cause the Avalon Companies and the Avalon Subsidiaries to: (i) until the Closing Date, use commercially reasonably efforts to continue to implement the Year 2000 Plan,
(ii) assist and cooperate with

Purchaser in the refinement and implementation of the Year 2000 Plan, (iii) assist and cooperate with Purchaser in developing and implementing plans for Purchaser to continue the Year 2000 Plan after the Closing Date, and (iv) implement on a reasonable basis all solutions identified as reasonably necessary by vendors, distributors and manufacturers of the computers systems used by them to address the Year 2000 Problem.

     Section 6.9 Offers. The Sellers (and their directors, officers, employees, representatives and agents) shall not directly or indirectly, (i) offer the Units, the Option, the Stock or substantially all of the assets of the Avalon Companies or the Avalon Subsidiaries for sale; (ii) solicit, encourage or entertain offers for the Units, the Option, the Stock or the assets of the Avalon Companies or the Avalon Subsidiaries; (iii) initiate negotiations or discussions for the sale of the Units, the Option, the Stock or substantially all of the assets of the Avalon Companies or the Avalon Subsidiaries; or (iv) make information about the Units, the Option, the Stock or the assets of the Avalon Companies or the Avalon Subsidiaries available to any third party in connection with the possible sale of the Units, the Option, the Stock or the assets of the Avalon Companies or the Avalon Subsidiaries prior to the Closing Date.

     Section 6.10 Tax Covenants.

          (a) Section 754 Elections; Allocation of Purchase Price.

               (i) To the extent not already in effect, each Avalon Company and Avalon Subsidiary that is treated as a partnership for federal income tax purposes shall timely file an election under Section 754 of the Code so that such entities shall be able to adjust the tax basis of their assets (collectively, the "Partnership Assets") under Section 743(b) of the Code as a result of the transactions contemplated herein.

               (ii) The total Purchase Price plus the Option Price shall be allocated among the Stock and the Units and the amount thereof allocated to the Units plus the liabilities of the Company allocable to the Units(the "Unit Purchase Price") shall be allocated among the proportionate amount of the Partnership Assets attributable to the Units, all in an allocation agreement (the "Allocation Agreement") to be prepared in accordance with the rules under Sections 743(b), 751, 755 and 1060 of the Code. Purchaser shall deliver a draft of the Allocation Agreement to Sellers at least thirty (30) days prior to the Closing Date for approval and consent, and Purchaser and Sellers shall mutually agree upon the Allocation Agreement prior to the Closing Date. In this regard, Purchaser and Sellers agree that for purposes of such Allocation Agreement, the Unit Purchase Price shall be allocated between the tangible assets and Franchises by allocating an amount to the tangible assets of the Company and its Subsidiaries equal to the portion of the book value of such tangible assets attributable to the Units, and the remainder to the Franchises of the Company and its Subsidiaries. Neither Purchaser nor Sellers shall unreasonably withhold their approval and consent with respect to the Allocation Agreement. Purchaser and Sellers agree that the Allocation Agreement shall be amended to reflect any post-Closing adjustments determined under Section 2.7 of this Agreement. Unless otherwise required by applicable law, Purchaser, Sellers and each Avalon Company and Avalon Subsidiary agree to act, and cause their respective affiliates to act, in accordance with the computations and allocations contained in the

     Allocation Agreement in any relevant Tax Returns or similar filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code ("1060 Forms")), to cooperate in the preparation of any 1060 Forms, to file such 1060 Forms in the manner required by applicable law and to not take any position inconsistent with such Allocation Agreement upon examination of any tax refund or refund claim, in any litigation or otherwise.

          (b) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest but excluding any income tax) incurred in connection with the transactions consummated pursuant to this Agreement shall be borne equally by Purchaser and Sellers (i.e., 50% by Purchaser on the one hand, and the Seller on the other hand). Purchaser and Sellers will cooperate in all reasonable respects to prepare and file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

          (c) Tax Elections. Except as set forth on Schedule 6.10(c), from and after the date of this Agreement, no Avalon Company or Avalon Subsidiary shall, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), make, or cause or permit to be made, any Tax election that would bind either Avalon Company, any Avalon Subsidiary, or Purchaser in any material respect.

          (d) Tax Return Positions. The Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Avalon Companies and the Avalon Subsidiaries that are due on or before the Closing Date. Such Tax Returns shall be prepared in accordance with each of the Avalon Company's or Avalon Subsidiary's past custom and practice, and the Parent shall permit Purchaser to review and comment on each such Tax Return prior to filing. Neither of the Avalon Companies nor any Avalon Subsidiary shall take a position on any Tax Return with respect to such entity's federal tax status (i.e., partnership, S corporation, C corporation, or disregarded entity) different than that set forth on Schedule 4.11.

          (e) Purchaser shall cause the Company to prepare its Income Tax returns for periods ending before the Closing Date, on the Closing Date, or including the Closing Date (with respect to the portion of the taxable period ending on the Closing Date) which are due after the Closing Date in accordance with the allocation provision in the Company's LLC Agreement at the time of the Closing. For purposes of Section 6.4, any changes to such allocation provisions shall be deemed material. The Purchaser will permit the Sellers to review and comment on each such Tax Return prior to filing. As required, Code Regulation
Section 1.706-1(C)(2) shall govern the partnership allocations of the Company based on an interim closing of its books .

          (f) The Purchaser, Parent and Avalon Investors agree to be governed by
Section 9.5 of the Company's LLC Agreement regarding Tax Controversies for any taxable period or year for which either New England Holdings or Avalon Investors were members of the Company (including, for this purpose, any taxable period or year for which either such party was a member for any portion thereof). In addition, Purchaser agrees to extend the provisions regarding the Class A Units contained in Section 9.5 of the Company's LLC Agreement to the holders of the Class B-1 Units held by New England Holdings.

     Section 6.11 Restructuring. Parent agrees to cooperate, and to cause each of the Avalon Companies and Avalon Subsidiaries to cooperate, with Purchaser prior to the Closing in restructuring the legal form or ownership of any of the Avalon Companies or Avalon Subsidiaries, changing the form of equity ownership in either of the Avalon Companies, permitting the Purchaser to purchase interests in the Avalon Subsidiaries from either an Avalon Company or an Avalon Subsidiary, or effecting other restructurings of the transactions contemplated herein; provided, however, that such cooperation may be withheld if and to the extent either Seller determines, in its sole discretion, that such cooperation:
(i) would, or could reasonably be expected to, have any adverse effect on any Seller or any direct or indirect equity holder of any Seller (including the partners of any direct or indirect equity holder which is a partnership for federal Tax purposes), including, without limitation, with respect to (A) Taxes or (B) liabilities to be assumed or retained, directly or indirectly, by the Sellers or any such holders, but excluding in the case of (A) and (B) any effect for which Purchaser agrees to provide compensation (including indemnification) which each Seller determines in its sole discretion to be satisfactory; (ii) would, or could reasonably be expected to, delay the Closing; or (iii) would result in a breach of the Company's LLC Agreement or Members Agreement.



                                  ARTICLE VII

                           CONDITIONS TO THE CLOSING
                           -------------------------

     Section 7.1 Conditions to the Obligations of the Purchaser. The obligations of Purchaser to consummate the Transactions are subject to the satisfaction of the following further conditions:

          (i) the applicable waiting period under the HSR Act relating to the Purchase and Sale shall have expired or been terminated;

          (ii) the governmental and third party notices, authorizations, consents, orders or approvals set forth on Schedule 7.1 shall have been obtained and be in effect;

          (iii) (A) no federal, state or foreign court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not have been adopted or promulgated any statute, rule or regulation, prohibiting the consummation of the Purchase and Sale, or, except for orders, statutes, rules and regulations of general effect, limiting or restricting Purchaser's conduct or operation of the business of the Company after the Purchase and Sale in a manner that would not have a Material Adverse Effect, and (B) no proceeding seeking to prohibit, alter or prevent the Purchase and Sale shall have been instituted by any governmental agency or authority before any court, arbitrator or governmental body, agency or official and be pending;

          (iv) (A) each of the Avalon Parties shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing and the representations and warranties set forth in Articles III and

     IV of this Agreement shall be true (disregarding all exceptions therein for materiality and Material Adverse Effect) at and as of the Closing Date as if remade at and as of such date (disregarding all exceptions therein for materiality and Material Adverse Effect) at and as of such date with such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect and (B) Purchaser shall have received a certificate signed by the Parent on behalf of the Avalon Parties to the foregoing effect;

          (v) Purchaser shall have received (A) the documents to be delivered by Parent pursuant to Section 2.5 of the Agreement and (B) all customary documents that the Purchaser may reasonably request relating to the existence of the Avalon Companies and the Avalon Subsidiaries and the authority of each of the Avalon Parties to enter into this Agreement, all in form and reasonably satisfactory to the Purchaser;

          (vi) all notices to and authorizations, consents, orders and approvals from applicable Franchise Authorities necessary to transfer control of Franchises in which in the aggregate the Applicable Percentage of the Basic Subscribers of the Company and its Subsidiaries are located shall have been obtained and be in effect. For purposes of this Section 7.1(vi), the term "Applicable Percentage" means (x) in the event that the Closing occurs on or prior to November 30, 1999, ninety-percent (90%), or (y) in the event the Closing occurs on or after December 1, 1999, eighty-five percent (85%); and

          (vii) Purchaser shall have received a certification by each of the Sellers pursuant to Treasury Regulation Section 1.1445-2(b)(2) that it is not a foreign person.

     Section 7.2 Conditions to the Obligations of the Avalon Parties. The obligations of the Avalon Parties to consummate the Transactions are subject to the satisfaction of the following further conditions:

          (i) the applicable waiting period under the HSR Act relating to the Purchase and Sale shall have expired or been terminated;

          (ii) the governmental and third party notices, authorizations, consents, orders or approvals set forth on Schedule 7.1 shall have been obtained and be in effect;

          (iii) (A) Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing and the representations and warranties of the Purchaser contained in this Agreement shall be true (disregarding all exceptions therein for materiality and Material Adverse Effect) at and as of the Closing as if made at and as of such time (except for representations and warranties made as of a specific date, which shall be true (disregarding all exceptions therein for materiality and Material Adverse Effect) at and as of such date) with such exceptions as would not, individually or in the aggregate, have a Materially Adverse Effect, and (B) the Parent shall have received a certificate signed by Purchaser to the foregoing effect;

          (iv) Parent shall have received (A) the documents to be delivered by Purchaser pursuant to Section 2.6 of this Agreement, and (B) all customary documents that Parent may reasonably request relating, to the existence of Purchaser and Guarantor and the authority of Purchaser and Guarantor to enter into this Agreement, all in form and substance reasonably satisfactory to Parent; and

          (v) (A) no federal, state or foreign court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not have been adopted or promulgated any statute, rule or regulation, prohibiting the consummation of the Purchase and Sale, and (B) no proceeding seeking to prohibit, alter or prevent the Purchase and Sale shall have been instituted by any governmental agency or authority before any court, arbitrator or governmental body, agency or official and be pending.

                                 ARTICLE VIII

                                  TERMINATION
                                  -----------

     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

     (a) at any time, by written agreement of Parent and Purchaser;

     (b) on or after the Termination Date, if the Closing has not occurred,

          (i) by Purchaser, by written notice to the Parent:

               (A) at any time when a Seller, but not Purchaser, is in Material
                   Breach;

               (B) at any time when neither Purchaser nor any Seller is in
                   Material Breach; or

               (C) at any time when both Purchaser and a Seller are in Material
                   Breach; or

          (ii) by Parent, by written notice to Purchaser:

               (A) at any time when Purchaser, but neither Seller, is in
                   Material Breach;

               (B) at any time when neither Purchaser nor any Seller is in
                   Material Breach; or

               (C) at any time when both Purchaser and a Seller are in Material
                   Breach; and

     (c) at any time on or after May 19, 1999, by Parent, if Purchaser has failed to deliver $50,000,000 to the Pre-Closing Escrow Agent to be held as the Pre-Closing Escrow Funds.

The "Termination Date" will be the earlier of March 31, 2000, or any date after the day on which the Closing was to have occurred under Section 2.2 on which all of the conditions to the Closing are satisfied or waived or will be satisfied by the delivery of documents or tender of payment at the Closing.

     Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any Party hereto (including for any breach hereof), except that (i) the agreements contained in this Section 8.2, Section 6.5(b) and
Section 10.8 shall survive the termination hereof, and (ii) the Pre-Closing Escrow Agreement and the Confidentiality Agreement shall survive the termination hereof. Without limiting the foregoing, the Parties agree that the payment of the Pre-Closing Escrow Fund to the Company as contemplated in the Pre-Closing Escrow Agreement shall serve as liquidated damages for a Material Breach by Purchaser in the event of a termination under Section 8.1(b)(ii)(A). Any disbursements from the Pre-Closing Escrow Fund for the benefit of Sellers or Parent shall be made to the Company.

                                  ARTICLE IX

                            POST-CLOSING COVENANTS
                            ----------------------

     Section 9.1 Further Assurances. On and after the Closing Date, the Avalon Parties and Purchaser will take all appropriate action and execute (or cause to be executed) all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including amending and restating the Company's LLC Agreement to reflect the Transactions and the transfers of the Units contemplated hereunder.

     Section 9.2 Survival of Representations and Warranties. Except for the representations and warranties set forth in Sections 3.2, 3.5, 4.4, 4.5(b), 4.22, 5.2, 5.7 and 5.8 which shall survive indefinitely, the representations and warranties provided for in this Agreement shall not survive beyond the Closing Date. The provisions of this Section 9.2 shall not limit any covenant or agreement of the parties hereto which, by its terms, contemplates performance after the Closing Date.

     Section 9.3 Cooperation. None of the Avalon Parties or the Avalon Subsidiaries will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Avalon Companies or Avalon Parties from maintaining the same business relationships with such Persons after the Closing as it maintained with such Persons prior to the Closing. The Avalon Parties will refer all customer inquiries relating to the businesses of the Company to the Company from and after the Closing.

     Section 9.4 Confidentiality. From and after the Closing, the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any Avalon Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Avalon Party will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any Avalon Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Avalon Party may disclose the Confidential Information to the tribunal; provided, that such Avalon Party shall use its best efforts to obtain, at the reasonable request of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate.

     Section 9.5 Name Change. Promptly after the Closing, Purchaser shall change, or cause the Avalon Companies to change, the names of each of the Avalon Companies and the Avalon Subsidiaries to names which shall not include the word "Avalon" or any derivative thereof or name similar thereto. Purchaser acknowledges and agrees after the Closing, as among Parent, Purchaser, the Avalon Companies and the Avalon Subsidiaries, Parent shall retain all interests in and rights to, and neither Purchaser nor any Avalon Company or Avalon Subsidiary will use, the name "Avalon" or any derivative thereof or name similar thereto; provided, however, Purchaser shall be entitled to use the phrase "previously operated by Avalon" or similar phrases in connection with its correspondence with customers, regulators and other parties in connection with the Systems; provided, further, Purchaser shall not be required to remove an name or mark incorporating the name "Avalon" or similar names to the extent that such names or marks are affixed to equipment in customer homes or properties or to the extent that such removal would be impracticable.

     Section 9.6 Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereto to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by each of the Parties hereto: provided, that each Party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of law or regulation, it being understood and agreed that each Party shall promptly provide the other Parties hereto with copies of any such announcement and, if practicable, such copies shall be provided prior to the making of any such announcement.

     Section 9.7 Cooperation on Tax Matters.

          (i) Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 9.7 and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to any Avalon Company or Avalon

     Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser or Sellers as the case may be, shall allow the other party to take possession of such books and records to the extent they would otherwise be destroyed or discarded.

          (ii) Purchaser and the Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including Taxes with respect to the transactions contemplated hereby).

          (iii) Purchaser, on one hand, and Sellers, on the other hand, agree that if any of them receives any notice of an audit or examination from any Governmental Authority with respect to Taxes of either of the Avalon Companies or any of the Avalon Subsidiaries for any taxable period or portion thereof ending on or prior to the Closing Date, then the recipient of such notice shall, within three (3) business days of the receipt thereof, notify and provide copies of such notice to the other party, as the case may be, in accordance with the notice provisions of Section 10.2.

                                   ARTICLE X

                                 MISCELLANEOUS
                                 -------------

     Section 10.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Party hereto without the prior written consent of each other Party, except that Purchaser may assign its rights and obligations under this Agreement to an Affiliate of Purchaser or an entity in which Paul G. Allen has a direct or indirect equity interest of at least $100,000,000; provided, however, that no such assignment shall be permitted if it could reasonably be expected to delay the Closing; provided, further, that no such assignment shall relieve Purchaser or Guarantor of their obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Agreement shall be for the sole benefit of the Parties hereto and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the Parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

     Section 10.2 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing. All such notices shall be delivered personally, by certified mail, return receipt requested by reputable overnight courier (costs prepaid, recipient's signature required), and shall be deemed given or made upon receipt thereof. All such notices are to be given or made to the parties at the following addresses (or to such other address as any party may designate by a notice given in accordance with the provisions of this Section):

                    If to Purchaser or Guarantor to:
                    -------------------------------

                    Charter Communications, Inc.
                    12444 Powerscourt Drive, Suite 100
                    St. Louis, Missouri 63131
                    Attention:  Jerald L. Kent, President
                    Telecopy:   (314) 965-8793

                    With copies (which shall not constitute notice to Purchaser
                    -----------------------------------------------------------
                    or Guarantor) to:
                    ----------------

                    Curtis S. Shaw, Esq.
                    Senior Vice President & General Counsel
                    Charter Communications, Inc.
                    12444 Powerscourt Drive
                    St. Louis, Missouri 63131
                    Telecopy: (314) 965-8793

                    and to:
                    ------

                    Irell & Manella LLP
                    1800 Avenue of the Stars, Suite 900
                    Los Angeles, California 90067
                    Attention: Alvin G. Segel, Esq.
                    Telecopy:  (310) 203-7199

                    If to any Avalon Party, to:
                    --------------------------

                    Avalon Cable, L.L.C.
                    800 Third Avenue
                    Suite 3100
                    New York, NY
                    Attention: Joel C. Cohen

                    and to:
                    ------

                    Avalon Cable, L.L.C.
                    c/o ABRY Partners, Inc.
                    18 Newbury Street
                    Boston, MA 02116
                    Attention: Peggy Koenig

                    With copies (which shall not constitute notice to such
                    ------------------------------------------------------
                    Persons) to:
                    -----------

                    Kirkland & Ellis
                    153 East 53/rd/ Street, 39/th/ Floor
                    New York, NY 10022
                    Attention: John L. Kuehn, Esq.

                    and to:
                    ------

                    Cleary, Gottlieb, Steen & Hamilton
                    One Liberty Plaza
                    New York, NY 10006
                    Attention: Michael L. Ryan, Esq.


     Section 10.3 Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law or conflicts of law principles thereof.

     Section 10.4 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties; provided, that the Confidentiality Agreement shall survive the execution and delivery of this Agreement. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     Section 10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 10.6 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     Section 10.7 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     Section 10.8 Expenses. The Sellers will be liable for the costs and expenses of the Sellers, the Avalon Companies, and the Avalon Subsidiaries incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that the expenses incurred by the Avalon Parties in connection with the preparation and filing of any application under the HSR

Act or with the FCC, any Franchising Authorities or any other governmental authority shall be paid by the Purchaser. Purchaser will be liable for the costs and expenses of Purchaser incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby.

     Section 10.9 Specific Performance. Each of the Parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to Section 10.3) without the requirement of posting a bond or other security therefor, in addition to any other remedy to which they may be entitled, at law or in equity.

     Section 10.10 Waiver of Jury Trial. Each of the parties hereto waives to the fullest extent permitted by law any right it may have to trial by jury in respect of any claim, demand, action or cause of action based on, or arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing. verbal or written statement or action of any party hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties to this Agreement each hereby agrees that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

     Section 10.11 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     Section 10.12 Certain Concerns of the Sellers. Each of the Sellers acknowledges and agrees that, as between the Sellers, any allocation of (i) payments of the Purchase Price, (ii) expenses of the Sellers in connection with the Transactions, and (iii) liabilities for breaches of representations or warranties under this Agreement shall be governed exclusively by the terms and conditions of the Members Agreement dated as of November 6, 1998 (as in effect from time to time, the "Members Agreement") by and among the Avalon Parties and certain other Persons party thereto.

                               *   *   *   *   *

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                             AVALON CABLE HOLDINGS LLC


                             By: -----------------------------------------
                             Name:  Joel C. Cohen
                             Title: President and Chief Executive Officer



                             AVALON INVESTORS, L.L.C.


                             By: ------------------------------------------
                             Name:  David Brown
                             Title: President


                             AVALON CABLE OF MICHIGAN HOLDINGS, INC.


                             By: ------------------------------------------
                             Name:  Joel C. Cohen
                             Title: President and Chief Executive Officer


                             AVALON CABLE LLC


                             By: ------------------------------------------
                             Name:  Joel C. Cohen
                             Title: President and Chief Executive Officer

                             CHARTER COMMUNICATIONS, INC.


                             By: ------------------------------------------
                             Name:  Curtis S. Shaw
                             Title: Senior Vice President



                             CHARTER COMMUNICATIONS HOLDINGS, LLC


                             By: ------------------------------------------
                             Name:  Curtis S. Shaw
                             Title: Senior Vice President